Exhibit 10.2

Execution Version

CREDIT AGREEMENT

dated as of February 5, 2021

by and among

KAYNE ANDERSON BDC, INC.,

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

CITY NATIONAL BANK,

together with its successors and assigns

as Agent

and

as the lead arranger

TABLE OF CONTENTS

Article I. DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1

1.2	Construction	26

1.3	Divisions	27

Article II. AMOUNT AND TERMS OF LOANS		27

2.1	Revolving Credit Facility	27

2.2	Rate Designation	28

2.3	Interest Rates; Payment of Principal and Interest	29

2.4	Default Rate	31

2.5	Computation of Interest and Fees Maximum Interest Rate	31

2.6	Request for Borrowing	32

2.7	Conversion or Continuation	38

2.8	Mandatory Repayment	39

2.9	Voluntary Prepayments; Termination of Commitments	40

2.10	Fees	41

2.11	Maintenance of Loan Account; Statements of Obligations	41

2.12	Increased Costs	41

2.13	Suspension of LIBOR Rate Loans; Benchmark Replacement	42

2.14	Intentionally Omitted	44

2.15	[Intentionally Omitted]	44

2.16	Funding Sources	44

2.17	Place of Loans	44

2.18	Intentionally Omitted	44

2.19	Term and Termination	44

Article III. CONDITIONS TO LOANS		44

3.1	Conditions Precedent to Effectiveness	44

3.2	Conditions Precedent to All Loans	47

Article IV. REPRESENTATIONS AND WARRANTIES OF BORROWER		47

4.1	Due Organization	47

4.2	Interests in Borrower	48

4.3	Requisite Power and Authorization	48

i

4.4	Binding Agreements	48

4.5	Other Agreements	48

4.6	Litigation; Adverse Facts	48

4.7	Government Consents	49

4.8	Title to Assets; Liens	49

4.9	Payment of Taxes	49

4.10	Governmental Regulation	49

4.11	Complete Disclosure	50

4.12	Debt	51

4.13	Existing Defaults	51

4.14	No Default; No Material Adverse Effect	51

4.15	ERISA Compliance	51

4.16	Insider	52

4.17	Borrower Structure	52

4.18	Patriot Act	52

4.19	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	52

4.20	Margin Securities	52

4.21	Borrower Credit Facility	53

4.22	Solvency	53

Article V. AFFIRMATIVE COVENANTS OF BORROWER		53

5.1	Accounting Records and Inspection	53

5.2	Financial Statements and Other Information	53

5.3	Existence	57

5.4	Payment of Taxes and Claims	57

5.5	Compliance with Laws	57

5.6	Insurance	57

5.7	[Intentionally Omitted]	57

5.8	Further Assurances	57

5.9	[Intentionally Omitted]	57

5.10	Compliance with Contractual Obligations	57

5.11	Compliance with Governing Documents	58

Article VI. NEGATIVE COVENANTS OF BORROWER		58

6.1	Debt	58

6.2	Liens; Negative Pledge	58

6.3	Investments	58

6.4	Dividends	59

6.5	Restriction on Fundamental Changes	59

6.6	Disqualified Equity Interests	59

6.7	Transactions with Shareholders and Affiliates	59

6.8	Conduct of Business	60

6.9	Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent	60

6.10	Use of Proceeds	61

6.11	Intentionally Omitted	61

6.12	Margin Regulation	61

6.13	Intentionally Omitted	61

6.14	Capital Commitments	61

6.15	ERISA Compliance	62

Article VII. EVENTS OF DEFAULT AND REMEDIES		62

7.1	Events of Default	62

7.2	Remedies	65

7.3	Investor Capital Commitments	66

7.4	Reliance on Capital Commitments	66

Article VIII. EXPENSES AND INDEMNITIES		67

8.1	Expenses	67

8.2	Indemnity	67

Article IX. ASSIGNMENT AND PARTICIPATIONS		68

9.1	Assignments and Participations	68

9.2	Successors	70

Article X. AGENT; THE LENDER GROUP		71

10.1	Appointment and Authorization of Agent	71

10.2	Delegation of Duties	71

10.3	Liability of Agent	72

10.4	Reliance by Agent	72

10.5	Notice of Unmatured Event of Default or Event of Default	72

10.6	Credit Decision	73

10.7	Costs and Expenses; Indemnification	73

10.8	Agent in Individual Capacity	74

10.9	Successor Agent	74

10.10	Lender in Individual Capacity	75

10.11	Withholding Taxes	75

10.12	Collateral Matters	77

10.13	Restrictions on Actions by Lenders; Sharing of Payments	78

10.14	Agency for Perfection	78

10.15	Payments by Agent to the Lenders	78

10.16	Concerning the Collateral and Related Loan Documents	79

10.17	Field Examinations and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	79

10.18	Several Obligations; No Liability	80

10.19	Legal Representation of Agent	80

10.20	Prohibited Event	80

Article XI. MISCELLANEOUS		81

11.1	No Waivers, Remedies	81

11.2	Waivers and Amendments	81

11.3	Notices	83

11.4	Successors and Assigns	83

11.5	Headings	84

11.6	Execution in Counterparts; Effectiveness	84

11.7	GOVERNING LAW	84

11.8	JURISDICTION AND VENUE	84

11.9	WAIVER OF TRIAL BY JURY	85

11.10	JUDICIAL REFERENCE	85

11.11	Independence of Covenants	87

11.12	Confidentiality	87

11.13	Revival and Reinstatement of Obligations; Certain Waivers	88

11.14	USA PATRIOT Act	88

11.15	Complete Agreement	88

11.16	Severability of Provisions	89

11.17	Limited Liability of Investors	89

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance Agreement

Exhibit B-1	Form of Borrowing Base Certificate

Exhibit C-1	Form of Compliance Certificate

Exhibit R-1	Form of Request for Borrowing

Exhibit R-2	Form of Request for LIBOR Conversion/Continuation

Exhibit S-1	Schedule of Investors

Exhibit S-2	[Intentionally Omitted]

Exhibit S-3	Form of Approval of New Investors

Exhibit S-4	Form of Subscription Agreement

Exhibit 3.1(b)	[Intentionally Omitted]

Exhibit 9.3	Addresses and Information for Notices

SCHEDULES

Schedule A-1	Agent’s Account

Schedule A-2	Authorized Persons

Schedule C-1	Lenders’ Commitments / Maximum Revolver Amount

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of February 5, 2021 is entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger.

Article I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:

“Adviser” means KA Credit Advisors, LLC, a Delaware limited liability company, and any successor thereto or replacement thereof which Agent has reasonably consented to in writing.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrower to Agent under this Agreement or the other Loan Documents.

“Aggregate Unfunded Commitments” means, at any time, the result of (a) the aggregate amount of the Closing Date Capital Commitments of the Closing Date Investors that are then unconditionally available (other than the giving of notice and the waiting of the applicable period of time) to be drawn down under the terms and conditions of the Subscription Agreements and any other agreements applicable thereto to fund a Capital Contribution to Borrower so that Borrower can repay the Obligations plus (b) the aggregate amount of the Approved New Investor Capital Commitments of the Approved New Investors of Borrower that are then unconditionally available (other than the giving of notice and the waiting of the applicable period of time) to be drawn down under the terms and conditions of the Subscription Agreements and any other agreements applicable thereto to fund a Capital Contribution to Borrower so that Borrower can repay the Obligations minus (c) the sum of (i) the aggregate amount of the Closing Date Capital Commitments and Approved New Investor Capital Commitments of all Defaulting Investors, if any, and (ii) the aggregate amount of the Capital Commitments that may not be effectively collaterally assigned to Agent under the Subscription Agreement of the applicable Investor and any other agreement applicable thereto without the consent of the applicable Investor (to the extent that such consent is necessary and has not been obtained by Borrower).

“Agreement” means this Credit Agreement among Borrower, Lenders, and Agent, together with all exhibits and schedules hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which Borrower or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which Borrower or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means: (a) with respect to the Treasury Facility, (i) in the case of any Base Rate Loan, -1.00 percentage points, or (ii) in the case of any LIBOR Rate Loan, 0.20 percentage points; and (b) with respect to the Subscription Facility, (i) in the case of any Base Rate Loan, zero percentage points, or (ii) in the case of any LIBOR Rate Loan, 1.90 percentage points.

“Applicable Maturity Date” means (a) with respect to the Treasury Facility, September 30, 2021 and (b) with respect to the Subscription Facility, December 31, 2022.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, (a) with respect to the Treasury Facility, 0.15% per annum and (b) with respect to the Subscription Facility, 0.25% per annum.

“Approved New Investor” means any Investor that is not a Closing Date Investor that, with respect to such Investor, (a) Borrower has provided Lenders with a Subscription Notice and the applicable Subscription Agreement, in each case with respect to such Investor, and (b) either (i) such Investor is an Investment Grade Investor or (ii) all Lenders have approved such Investor as an Approved New Investor in the exercise of their sole discretion pursuant to an Approval of New Investors in the form of Exhibit S-3.

“Approved New Investor Capital Commitments” means the Capital Commitments of the Approved New Investors, which Capital Commitments are set forth as the “Remaining Commitments” on Exhibit S-1.

“Asset” means any direct interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Assignee” has the meaning set forth in Section 9.1(a) hereof.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any Person who is (a) either an officer or employee of Borrower and (b) listed on Schedule A-2 (as such schedule may be updated or otherwise modified from time to time pursuant to written notice by Borrower to Agent; provided that Borrower will provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b)(iv).

“Bank Holding Investor” means an Investor that is a bank holding company.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978 (11 U.S.C. §§101-1330), as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Base LIBOR Rate” means the ICE Benchmark Administration definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to Agent, for the applicable monthly period (and (x) solely in the case of the Subscription Facility, if any such rate is below 0.35%, the Base LIBOR Rate shall be deemed to be 0.35% and (y) solely in the case of the Treasury Facility, if any such rate is below zero, the Base LIBOR Rate shall be deemed to be zero) upon which the Interest Period is based for the LIBOR Rate Loan selected by Borrower and as quoted by Agent pursuant to the terms hereof, in the case of an initial LIBOR Rate Loan or a conversion of a Base Rate Loan to a LIBOR Rate Loan, on the date that is two Eurodollar Business Days prior to the Funding Date for such LIBOR Rate Loan or, in the case of a continuation of an existing LIBOR Rate Loan, on the date that is two Eurodollar Business Days before the last Eurodollar Business Day of an expiring Interest Period.

“Base Rate” means the greatest of: (a) the rate most recently publicly announced by Agent at its principal office in Los Angeles, California as its “Prime Rate”, (b) the Federal Funds Rate plus 0.50%, and (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 2.00%.

“Base Rate Loan” means any Loan bearing interest at the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to
Section 2.13(b)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the applicable Floor with respect to the applicable Revolving Credit Facility, the Benchmark Replacement will be deemed to be such applicable Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Agent: (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing under the Revolving Credit Facility consisting of a Loan made by the Lenders (or Agent on behalf thereof) or a Swing Loan made by Swing Lender, in each case, to Borrower.

“Borrowing Base” means as of any date, the result of (a)(i) 75% of the Aggregate Unfunded Commitments of the Closing Date Investors that are Investment Grade Investors that are then extant plus (ii) 50% of the Aggregate Unfunded Commitments of any other Closing Date Investor then extant plus (iii) 75% of the Aggregate Unfunded Commitments of the Approved New Investors that are Investment Grade Investors that are then extant plus (iv) 50% of the Aggregate Unfunded Commitments of any other Approved New Investor then extant minus (b) the Outstanding Contingent Obligations then extant.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 delivered by a Responsible Officer of Borrower to Agent.

“Business Day” means a day when major commercial banks are open for business in California and New York, other than Saturdays or Sundays.

“Capital Call Notice” means a request delivered by Borrower to any Investor requesting that such Investor fund a Capital Contribution to Borrower in accordance with the provisions of the applicable Subscription Agreement.

“Capital Commitment” means the capital commitment of the Investors to the Borrower in the amount set forth in the applicable Subscription Agreement and excluding, for the avoidance of doubt, any Adviser LLC Interests (as defined in the Subscription Agreements).

“Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrower with respect to its Capital Commitment as of the time such determination is made.

“Capitalized Lease Obligations” means, as to any Person, the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of such Person in respect of such Person’s interest as lessee under a capitalized lease.

“Cash” means any immediately available funds in Dollars.

“Cash Collateral” means the aggregate amount of all Cash and Included Treasury Securities, in each case, held in the Treasury Account and in which Agent shall have a first priority (subject to Permitted Liens set forth in clause (b) of the definition thereof) perfected security interest pursuant to a Control Agreement (as defined in the Security Agreement) in favor of Agent.

“Cash Collateral Coverage Ratio” shall mean the ratio of Cash Collateral to the aggregate amount of the Revolving Loan Exposure of all Lenders under the Treasury Facility.

“Change of Control Event” means the Adviser ceases to be the sole investment manager and/or administrator of the Borrower.

“Closing Date” means the date on which each of the conditions precedent in Section 3.1 have been fulfilled to the reasonable satisfaction of Agent and its counsel.

“Closing Date Capital Commitments” means the Capital Commitments of the Closing Date Investors as of the Closing Date (or, with respect to any Closing Date Investor added pursuant to the proviso of the definition of “Closing Date Investors”, as of the date that such Closing Date Investor became an Investor), which Capital Commitments are set forth as the “Remaining Commitments” for such Closing Date Investors on Exhibit S-1.

“Closing Date Investors” means the Investors as of the Closing Date, which Investors are set forth as “Closing Date Investors” on Exhibit S-1.

“CNB” has the meaning set forth in the preamble to this Agreement.

“Collateral” has the meaning ascribed thereto in the Security Agreement.

“Collateral Accounts” has the meaning ascribed thereto in the Security Agreement.

“Commitment Period” has the meaning ascribed thereto in the Subscription Agreements.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Responsible Officer of Borrower to Agent.

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, non-cancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a non-cancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, (c) to purchase or make payment for any Asset, securities, services, or non-cancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify any other Person for costs, fees, expenses, or other liabilities incurred by such other Person (other than any such indemnification obligations incurred in the ordinary course of business in connection with a securitization permitted by the terms hereof and such Person’s Governing Documents).

“Contractual Obligation” means, as to any Person, any material provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which any of its Assets is subject.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code, or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which Borrower is a part or may become a part.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Daily Unused Line Fee” means, as of any date, the product of (a) the applicable Revolver Availability as of such date times (b) the Applicable Unused Line Fee Percentage for such date (calculated in accordance with the provisions of Section 2.5(a)).

“Debt” means, as to any Person, (a) all obligations for such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products and all net obligations of such Person under interest rate swaps, (c) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables that are due and payable in the ordinary and usual course of such Person’s business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (f) all Contingent Obligations of such Person.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of this Agreement.

“Defaulting Investor” means, as of any date, (a) any Closing Date Investor or any Approved New Investor that has failed to fund any portion of its Capital Contribution pursuant to a Capital Call Notice as required by the applicable Subscription Agreement, or (b) any Closing Date Investor or any Approved New Investor that:

(i) has applied for or consented to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets,

(ii) has filed a voluntary petition as a debtor under the Bankruptcy Code or admitted in writing that it is unable to pay its debts as they become due,

(iii) has made a general assignment for the benefit of creditors,

(iv) has filed a petition or answer seeking reorganization or an arrangement with creditors or has taken advantage of any Debtor Relief Laws,

(v) has filed an answer admitting the material allegations of, or consented to, or defaulted in answering, a petition filed against it under an Insolvency Proceeding,

(vi) has an order, judgment or decree entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor or liquidator of such Investor or of all or substantially all of its assets, and such order, judgment or decree continues unstayed and in effect for a period of 60 days or an order for relief is entered in respect of such Investor in a proceeding under the Bankruptcy Code,

(vii) has repudiated, challenged, or declared unenforceable all or any portion of its obligation to make contributions to the capital of Borrower pursuant to its Capital Commitment or a Capital Call Notice, or otherwise disaffirms any material provision of its Subscription Agreement or the Governing Documents of Borrower, as applicable,

(viii) has elected to, or is required to, withdraw from the Borrower (provided, however, that if less than all of such Investor’s equity interest in the Borrower is withdrawn, such Investor shall be deemed to be a Defaulting Investor only with respect to such withdrawn portion),

(ix) has made a representation or warranty under its Subscription Agreement or in any other document delivered pursuant to this Credit Agreement executed by such Person that proves to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made, and such Investor fails to cure the adverse effect of the failure of such representation or warranty within 30 days after written notice thereof is delivered by Agent to Borrower,

(x) has defaulted in the performance of any of the material covenants or agreements contained in any Subscription Agreement to which it is party or the Governing Documents of Borrower, as applicable (except, in each case, as otherwise specifically addressed in this definition, in which case no grace period beyond any provided for herein shall apply), and such default continues uncured to the satisfaction of Agent for a period of 30 days after written notice thereof has been given by Agent to Borrower,

(xi) with respect to whom a circumstance or event occurs which (A) could reasonably be expected to have a material adverse effect on the financial condition or business operations of such Investor, or (B) could reasonably be expected to impair, impede, or jeopardize the obligation and/or the ability of such Investor to fulfill its obligations under any Subscription Agreement to which it is a party or the Governing Documents of Borrower, as applicable,

(xii) is an ERISA Investor or a Governmental Plan Investor and at any time such Investor has a Funding Ratio that falls below 90%,

(xiii) if such Investor is an Investment Grade Investor and (A) is a Bank Holding Investor and fails to meet the requirements of clause (a) of the definition of “Investment Grade Investor” at any time, (B) is an Insurance Investor and fails to meet the requirements of clause (b) of the definition of “Investment Grade Investor” at any time, (C) is an ERISA Investor or a Governmental Plan Investor and fails to meet the requirements of clause (c) of the definition of “Investment Grade Investor” at any time or (D) with respect to any other Investment Grade Investor (excluding a Bank Holding Investor, Insurance Investor, ERISA Investor or Governmental Plan Investor), such Investor fails to meet the requirements of clause (d) of the definition of “Investment Grade Investor”; provided that Agent may re-approve such Investor in its sole discretion at any time after the occurrence of such event,

(xiv) has taken any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing,

(xv) becomes a Sanctioned Person;

(xvi) such Investor amends its existing Subscription Agreement in a manner that is materially adverse to any Lender as determined by the Agent and its counsel; or

(xvii) if such Investor is not an Investment Grade Investor or is an Investment Grade Investor pursuant to the proviso contained in the definition thereof and the Net Worth of such Investor declines by more than 25% of its Net Worth as of the date such Investor was included in the Borrowing Base.

For the avoidance of doubt, (I) any Closing Date Investor or Approved New Investor that at any time constitutes a Defaulting Investor pursuant to the preceding sentence shall continue to constitute a Defaulting Investor until Agent and all Lenders agree in writing in their discretion that such Investor no longer constitutes a Defaulting Investor; (II) no Investor shall be deemed to be a Defaulting Investor because (x) such Investor funds any Capital Contribution with a Specified Capital Contribution or (y) such Investor funds a Capital Contribution no later than ten days after the due date therefor; and (z) the Borrower is not required to affirmatively monitor the rating, Funding Ratio or Net Worth, as applicable, of any Investor, but only to comply with the notification obligation in Section 5.2(m)(vi) in the event Borrower obtains actual knowledge of any decline in such rating, Funding Ratio or Net Worth.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement, (b) has notified Borrower, Agent or any other Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Federal Funds Rate, and (b) thereafter, the interest rate then applicable to Loans that are Base Rate Loans.

“Deposit Account” means any deposit account (as that term is defined in the New York Uniform Commercial Code, as in effect from time to time).

“Designated Account” means (a) with respect to the Treasury Facility, the Treasury Account and (b) with respect to the Subscription Facility, the Capital Contribution Account (as defined in the Security Agreement).

“Disqualified Equity Interests” shall mean any Security that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Securities that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale in which the holders thereof are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolver Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Securities that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Security that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the latest Applicable Maturity Date.

“Dollars” and “$” mean United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a) a notification by Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its respective Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Part 4 of Subtitle B of Title I of ERISA, (b) any “plan” (as such term is defined in Section 4975(e) of the Internal Revenue Code) subject to Section 4975 of the Internal Revenue Code, (c) a group trust, as described in Revenue Ruling 81-100, (d) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans subject to Part 4 of Subtitle B of Title I of ERISA, as determined under the Plan Asset Regulation or Section 2550.401c-1 of the regulations of the United States Department of Labor or under any other relevant legal authority, or (e) an entity, whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans subject to Title I of ERISA determined in accordance with Section 3(42) of ERISA.

“Eurocurrency Reserve Requirement” means the sum (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Federal Reserve Board, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 C.F.R. 224).

“Eurodollar Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in New York, New York and London, England.

“Event of Default” has the meaning set forth in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute thereto, and all of the rules and regulations issued or promulgated in connection therewith, as from time to time in effect.

“Excluded Taxes” means any of the following Taxes imposed on, or with respect to, or required to be withheld or deducted from a payment to, a Lender or the Agent, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes (including backup withholding) imposed on or with respect to amounts payable to or for the account of such Lender with respect to any applicable interest in a Loan or Revolver Commitment pursuant to a law in effect on the date on which such Lender became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a holder of a participation interest with respect to the Obligations or the Revolver Commitment), (c) Taxes to the extent attributable to such Lender or Agent’s failure timely to comply with Section 10.11, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any current or future regulations or official interpretations thereof or guidance thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection with the implementation of, or legislation, regulations or guidance enacted in any jurisdiction which seeks to implement the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to City National Bank on such day on such transactions as determined by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means that certain fee letter between Borrower and Agent, in form and substance satisfactory to Agent, dated the date of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Funding Date” means the date on which a Loan occurs.

“Funding Losses” has the meaning set forth in Section 2.6(b) hereof.

“Funding Ratio” means (a) for a Governmental Plan Investor or other ERISA Investor not covered by clause (b) below, the total net fair market value of the assets of the Plan over the actuarial present value of the Plan’s total benefit liabilities, as reported in such Plan’s audited financial statements, or (b) for an ERISA Investor that is subject to Form 5500 reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents” means, (a) with respect to Borrower, its charter and bylaws, the Investment Advisory Agreement (as defined in the Memorandum), the Administration Agreement (as defined in the Memorandum), the Memorandum and the form Subscription Agreement and (b) with respect to any other Person, the certificate or articles of incorporation, by-laws, certificate of formation, partnership agreement, operating agreement or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

“Governmental Plan Investor” means an Investor that is an employee benefit plan as defined in Section 3(3) of ERISA and that is a governmental plan as defined in Section 3(32) of ERISA.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, that may be charged, contracted for, reserved, received, or collected by a Lender in connection with this Agreement or the other Loan Documents.

“Included Treasury Securities” means (a) U.S. Government Securities of the United States maturing within 90 days or less following the date of acquisition thereof and (b) money market funds that invest in U.S. Government Securities, which interests are credited to the Treasury Account.

“Indemnified Liabilities” has the meaning set forth in Section 8.2 hereof.

“Indemnitee” has the meaning set forth in Section 8.2 hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any Debtor Relief Law or any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance Investor” means an Investor that is an insurance company.

“Interest Payment Date” means, (a) in the case of Base Rate Loans, the first day of each fiscal quarter; provided that if any Obligation is first outstanding less than ten (10) Business Days prior to the end of any fiscal quarter, the first Interest Payment Date for such Obligation shall be the date that is ten (10) Business Days after the first day of the immediately succeeding fiscal quarter (and all remaining Interest Payment Dates for such Obligation shall be the first Business Day of each fiscal quarter thereafter), and (b) in the case of LIBOR Rate Loans, the last day of the applicable Interest Period; provided, that in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made (including the date a Base Rate Loan is converted to a LIBOR Rate Loan, or a LIBOR Rate Loan is renewed as a LIBOR Rate Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is one, two, three, or six months thereafter, as selected by Borrower; provided, that no Interest Period may extend beyond the Applicable Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit).

“Investment Grade Investor” means, any Closing Date Investor or Approved New Investor, in each case, that: (a) in the case of an Investor that is a Bank Holding Investor, such Bank Holding Investor on such date (x) is in compliance with the capital standards for bank holding companies described in the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder and (y) has a senior unsecured rating equal to or greater than any of (i) BBB- from S&P, (ii) Baa3 from Moody’s, or (iii) BBB- from Fitch; (b) in the case of an Investor that is an Insurance Investor, such Insurance Investor on such date has (x) a Best’s Financial Strength Rating of A- or higher or (y) a senior unsecured rating equal to or greater than any of (i) BBB- from S&P, (ii) Baa3 from Moody’s, or (iii) BBB- from Fitch; (c) in the case of an Investor that is an ERISA Investor or a Governmental Plan Investor, such ERISA Investor of Governmental Plan Investor on such date has a sponsor or responsible party that has (x) a senior unsecured rating equal to or greater than any of (i) A- from S&P, (ii) A3 from Moody’s, or (iii) A- from Fitch or (y) (A) a senior unsecured rating equal to or greater than any of (i) a BBB- from S&P, (ii) Baa3 from Moody’s, or (iii) BBB- from Fitch and (B) a Funding Ratio equal to or greater than 90%; and (d) in the case of any other Investor (excluding a Bank Holding Investor, Insurance Investor, ERISA Investor or Governmental Plan Investor), such Investor has a senior unsecured rating equal to or greater than any of (i) BBB- from S&P, (ii) Baa3 from Moody’s, or (iii) BBB- from Fitch; provided that (1) any Closing Date Investor or Approved New Investor that does not fulfill the conditions set forth in clauses (a), (b), (c), or (d) above may be deemed an Investment Grade Investor with the consent of all Lenders, and (2) in the event that the Fitch, Moody’s and S&P ratings are not equivalent, the lowest rating shall apply. For the avoidance of doubt, there is no requirement to have a rating from more than one ratings service in connection with the conditions set forth in clauses (a), (b), (c), or (d) above.

“Investor” means any Person that has a Subscribed Interest in the Borrower.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“KMR” means Katten Muchin Rosenman LLP.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall also include any other Person made a party to this Agreement in accordance with the provisions of Section 9.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower, including: (i) reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the United States

Patent and Trademark Office, the United States Copyright Office, or, if required, the department of motor vehicles), filing, recording, publication, and (ii) if an Event of Default has occurred and is continuing, costs of appraisal (including periodic collateral appraisals or business valuations), (c) charges paid or incurred by Agent resulting from the dishonor of checks, (d) reasonable costs and expenses paid or incurred by Agent or any Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) fees and expenses of Agent related to collateral or financial examinations of the books of Borrower, (f) reasonable costs and expenses of third party claims or any other suit paid or incurred by Agent or any Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (g) Agent’s reasonable costs and expenses (including reasonable and documented attorneys’ fees of outside counsel) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (h) Agent’s and each Lender’s reasonable costs and expenses (including external attorneys, accountants, consultants, and other third party advisors fees and expenses) incurred in terminating, enforcing (including external attorneys, accountants, consultants, and other third party advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LIBOR Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by Agent to be the quotient of (a) the Base LIBOR Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

Base LIBOR Rate
1 - Eurocurrency Reserve Requirement

“LIBOR Rate Loan” means any Loan bearing interest at the LIBOR Rate.

“Lien” means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement and any agreement to give any security interest).

“Loan” means a Revolving Loan made by the Lenders (or Agent on behalf thereof) or a Swing Loan made by Swing Lender, in each case to Borrower pursuant to Article II hereof.

“Loan Account” has the meaning set forth in Section 2.11 hereof.

“Loan Documents” means this Agreement, the Security Agreement, the Management Fee Subordination Agreement, the Fee Letter, any promissory notes issued by Borrower to a Lender, and any and all other documents, agreements, or instruments that have been or are entered into by Borrower and Agent in connection with the transactions contemplated by this Agreement.

“Management Fee Subordination Agreement” means a Management Fee Subordination Agreement, dated as of the date of this Agreement, among Borrower, Adviser and Agent, which Management Fee Subordination Agreement shall be in form and substance satisfactory to Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Margin Securities” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material and adverse effect on the business, operations, Assets, or financial condition of the Borrower or any of its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s ability to perform its obligations under the Loan Documents or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Agent or the Lender Group), or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral (other than as a result of an action taken or not taken that is solely in the control of Agent).

“Maximum Revolver Amount” with respect to each of the Treasury Facility and the Subscription Facility, the amount set forth on Schedule C-1 hereto as the total “Revolver Commitment” for such Revolving Credit Facility; provided that in no event shall the sum of the Revolver Commitments under the Revolving Credit Facilities exceed $75,000,000 at any time. Such schedule may be amended, supplemented or otherwise modified from time to time by the Agent in order to reflect a reallocation of the total amounts between the Revolving Credit Facilities upon receipt of written notice from the Borrower no less than five Business Days prior to the reallocation date set forth therein, which instruction may be made by the Borrower, at its election, no more frequently than once in each consecutive two month period beginning after the Closing Date until the Applicable Maturity Date with respect to the Treasury Facility so long as (a) no Event of Default has occurred and is continuing or would immediately result therefrom and (b) no prepayment is or would be required under Section 2.8(d) both before and immediately after giving effect thereto.

“Memorandum” means Borrower’s Confidential Private Placement Memorandum dated October 2020 (together with any appendices and supplements thereto), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Worth” means, with respect to any Person, the total assets of such Person at such date minus the total liabilities of such Person as of such date, in each case determined in accordance with GAAP.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Obligations” means all Loans, debts, principal, interest (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, Funding Losses, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), fees (including the fees provided for in the Fee Letter), charges, costs, expenses (including Lender Group Expenses) (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the other Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning set forth in Section 9.1(e) hereof.

“Outstanding Contingent Obligations” means any Contingent Obligation of Borrower other than Contingent Obligations described in Section 6.1(b)(ii) hereof.

“Participant” has the meaning set forth in Section 9.1(e) hereof.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Investments” means those investments which are permitted by, and as described in, the Borrower’s Governing Documents.

“Permitted Liens” means: (a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section 5.4 hereof, (b) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of Borrower, (c) Liens granted by Borrower to Agent in order to secure its obligations under this Agreement and the other Loan Documents to which it is a party, (d) Liens and deposits in connection with workers’ compensation, unemployment insurance, social security and other legislation affecting Borrower, (e) Liens in and to Securities held by Borrower to the extent that no outstanding Loans were used to finance the acquisition either of such Securities or the assets held by the Person that issued such Securities, and (f) purchase money security interests in equipment of Borrower in connection with transactions entered into in the ordinary course of Borrower’s business (including Capitalized Lease Obligations) in an aggregate outstanding amount at any one time not in excess of $250,000.

“Person” means and includes natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Plan” means: (a) any plan, including single employer and multi-employer plans to which Section 4021(a) of ERISA applies, or (b) any material retiree medical plan, each as established or maintained for: (i) employees of Borrower, or (ii) any member of the Controlled Group to which Section 4021(a) of ERISA applies.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation that are subject to Title I of ERISA.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make a Loan and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Revolver Commitment with respect to the applicable Revolving Credit Facility, by (B) the aggregate Revolver Commitments of all Lenders under the applicable Revolving Credit Facility, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Loans with respect to the applicable Revolving Credit Facility by, (B) the aggregate outstanding principal amount of all Loans under the applicable Revolving Credit Facility, and

(b) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment with respect to the applicable Revolving Credit Facility, by (ii) the aggregate amount of Revolver Commitments of all Lenders under the applicable Revolving Credit Facility; provided, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Loans under the applicable Revolving Credit Facility by, (B) the outstanding principal amount of all Loans under the applicable Revolving Credit Facility.

“Prohibited Event” has the meaning set forth in Section 10.20 hereof.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

“Regulatory Change” has the meaning set forth in Section 2.12 hereof.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Commitment” means, with respect to any Investor, the aggregate amount of its Capital Commitment that is unconditionally available (other than the giving of notice and the waiting of the applicable period of time) to be drawn down under the terms and conditions of its Subscription Agreement and any other agreements applicable thereto to repay the Obligations.

“Replaced Lender” has the meaning set forth in Section 11.2(e) hereof.

“Replacement Lender” has the meaning set forth in Section 11.2(e) hereof.

“Report” or “Reports” have the respective meanings set forth in Section 10.17(a) hereof.

“Request for Borrowing” means an irrevocable written notice from any Authorized Person to Agent of Borrower’s request to borrow any Loan, which notice shall be substantially in the form of Exhibit R-1 attached hereto.

“Request for LIBOR Conversion/Continuation” means an irrevocable written notice from any Authorized Person to Agent pursuant to the terms of Section 2.7(a), substantially in the form of Exhibit R-2 attached hereto.

“Required Lenders” means, at any time, (i) when there are three or more Lenders who are not Affiliates of one another, at least two Lenders (who are not Affiliates of one another) whose aggregate Pro Rata Shares (calculated under clause (b) of the definition of Pro Rata Shares) exceed 50% or (ii) when there are two or fewer Lenders (who are not Affiliates of one another), all of the Lenders.

“Responsible Officer” means the president, chief executive officer, chief administrative officer, chief financial officer, secretary, general counsel, vice president, manager, controller, general partner or managing partner of a Person, or such other officer or director of such Person or of such Person’s general partner, managing partner or manager, designated by a Responsible Officer of such Person or such Person’s general partner, managing partner or manager in a writing delivered to Agent.

“Revolver Availability” means, as of any date, (a) with respect to the Treasury Facility, the result of (i) the Maximum Revolver Amount with respect to the Treasury Facility as of such day, less (ii) the Revolving Credit Facility Usage (other than Swing Loans) attributable to the Treasury Facility as of such date and (b) with respect to the Subscription Facility, the result of (i) the Maximum Revolver Amount with respect to the Subscription Facility as of such day, less (ii) the Revolving Credit Facility Usage (other than Swing Loans) attributable to the Subscription Facility as of such date.

“Revolver Commitment” means, with respect to each Lender, its commitment in respect of the applicable Revolving Credit Facility, and, with respect to all Lenders, their aggregate commitments in respect of the applicable Revolving Credit Facility, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, (b) terminated or reduced to zero from time to time pursuant to Section 2.9(b) or Section 7.2 or (c) otherwise modified from time to time in connection with any reallocation of the Maximum Revolver Amount as contemplated by the definition thereof.

“Revolving Credit Facility” means individually and collectively as the context may require, the Treasury Facility and the Subscription Facility.

“Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the aggregate Dollar principal amount of the outstanding Loans under the applicable Revolving Credit Facility at such time.

“Revolving Loan” means a loan made by the Lenders (or Agent on behalf thereof) to Borrower pursuant to Section 2.1 of this Agreement.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Loans of such Lender.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code.

“S&P” means Standard & Poor’s Rating Group.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of the Lender Group, Borrower or any of its Subsidiaries or Affiliates.

“Schedule of Investors” means the list of Investors, the Capital Commitment of each Investor, the Remaining Commitment of each Investor, and the contributed portion of the Capital Commitment of each Investor, each as set forth on Exhibit S-1 attached hereto, and as the same may be updated (i) in accordance with Section 4.2 hereof, (ii) on a quarterly basis in accordance with Borrower’s reporting obligation under Section 3.2(d) or Section 5.2(d), or (iii) by Agent to include any new Approved New Investor, upon the delivery by Agent to Borrower and the Lenders of an updated schedule of Investors to include such new Approved New Investor.

“Securities” means the capital stock, or other securities of a Person, all warrants, options, convertible securities, joint venture interests, common share interests, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock or other equity interests and any other securities, including debt securities or other securities of such Person.

“Security Agreement” means a Security Agreement, dated as of the date of this Agreement, among Borrower and Agent, which Security Agreement shall be in form and substance satisfactory to Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Settlement” has the meaning set forth in Section 2.6(i).

“Settlement Date” has the meaning set forth in Section 2.6(i).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) and (ii) with respect to Borrower, the Remaining Commitments shall be considered assets.

“Specified Capital Contribution” means a Capital Contribution that is funded by an Investor with the proceeds of a redemption or withdrawal by such Investor of all or a portion of such Investor’s interest in an affiliate of Borrower or the Adviser (including, without limitation, hedge funds controlled or managed by any affiliate of the foregoing); provided, that such Capital Contribution shall be received in immediately available funds in the Capital Contribution Account (as such term is defined in the Security Agreement) within 30 days of the date when such Capital Contribution is otherwise due.

“Subscribed Interest” means the obligation of an Investor to purchase Securities of the Borrower pursuant to its Subscription Agreement up to the amount of its Remaining Commitment.

“Subscription Agreement” means a Subscription Agreement substantially in the form of Exhibit S-4 executed by an Investor in connection with the subscription for Securities of Borrower.

“Subscription Facility” means the revolving credit facility described in Section 2.1(a)(ii) hereof.

“Subscription Notice” means a written notice, delivered by Borrower to Agent with respect to any new Investor that Borrower desires to be an Approved New Investor, that includes the Subscription Agreement, and is duly executed and delivered by the parties thereto, and is in full force and effect.

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time.

“Swing Lender” means CNB. For purposes of this Agreement and the other Loan Documents, Swing Lender shall be deemed to be a “Lender”.

“Swing Loan” has the meaning set forth in Section 2.6(e).

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Taxes” means any tax based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local, or foreign taxing authority upon any Person.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Treasury Account” has the meaning ascribed thereto in the Security Agreement.

“Treasury Facility” means the revolving credit facility described in Section 2.1(a)(i) hereof.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Coverage” means the result of (a) the Aggregate Unfunded Commitments divided by (b) the aggregate amount of the Revolving Loan Exposure of all Lenders under the Treasury Facility.

“Unmatured Event of Default” means an event, condition, or default that, solely due to the giving of notice, the passage of time, or both, would become an Event of Default, excluding the failure to make any payment which is not yet due and payable.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“Voidable Transfer” has the meaning set forth in Section 11.13 hereof.

1.2 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular and references to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” References in this Agreement or any other Loan Document to a “determination” or “designation” include estimates by Agent (in the case of quantitative determinations or designations), and beliefs by Agent (in the case of qualitative determinations or designations). The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such Loan Document, as applicable, as a whole and not to any particular provision of this Agreement or such Loan Document, as applicable. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement or any of the other Loan Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment “in full” of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with Funding Losses and the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the Revolver Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the knowledge of Borrower (or words of like import) shall mean the actual knowledge of a Responsible Officer of Borrower. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Securities at such time.

Article II.

AMOUNT AND TERMS OF LOANS

2.1 Revolving Credit Facility.

(a) Subject to the other terms and conditions hereof:

(i) Each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make Loans to Borrower in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Maximum Revolver Amount applicable to the Treasury Facility at such time; provided, that at no time shall the sum of such Lender’s aggregate Loans under the Treasury Facility exceed such Lender’s Revolver Commitment with respect to the Treasury Facility;

(ii) Each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make Loans to Borrower in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the lesser of (A) the Maximum Revolver Amount applicable to the Subscription Facility at such time and (B) the Borrowing Base at such time; provided, that at no time shall the sum of such Lender’s aggregate Loans under the Subscription Facility exceed such Lender’s Revolver Commitment with respect to the Subscription Facility; and

(iii) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Loans under each of the Subscription Facility and Treasury Facility, together with interest accrued thereon, shall be due and payable on the Applicable Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) In no event shall:

(i) the Revolving Credit Facility Usage under the applicable Revolving Credit Facility at any time exceed the applicable Maximum Revolver Amount at such time;

(ii) the Revolving Credit Facility Usage under the Subscription Facility at any time exceed the Borrowing Base at such time;

(iii) the principal amount of any Borrowing requested to be made under the Subscription Facility exceed the positive difference between (A) the lesser of (x) the Borrowing Base and (y) the Maximum Revolver Amount applicable to the Subscription Facility, and (B) the Revolving Credit Facility Usage under the Subscription Facility extant immediately prior to such Borrowing;

(iv) the principal amount of any Borrowing requested to be made under the Treasury Facility exceed the positive difference between (A) the Maximum Revolver Amount applicable to the Treasury Facility, and (B) the Revolving Credit Facility Usage under the Treasury Facility extant immediately prior to such Borrowing; or

(v) the Revolving Credit Facility Usage together with all other Debt for borrowed money of Borrower, if any, otherwise exceed any debt limitation set forth in the Governing Documents of Borrower.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Lender with a Revolver Commitment shall have an obligation to make any Loan under the applicable Revolving Credit Facility on or after the earlier of (i) the expiration of the Commitment Period or (ii) the Applicable Maturity Date.

2.2 Rate Designation. Borrower shall designate each Loan under the Revolving Credit Facility as a Base Rate Loan or a LIBOR Rate Loan in the Request for Borrowing or Request for LIBOR Conversion/Continuation given to Agent in accordance with Section 2.6 or Section 2.7, as applicable. Each Base Rate Loan under the Revolving Credit Facility shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof, unless such Loan is being made to pay any interest, fees, or expenses then due hereunder, in which case such Loan may be in the amount of such interest, fees, or expenses, and each LIBOR Rate Loan under the Revolving Credit Facility shall be in a minimum principal amount of $250,000 and integral multiples of $50,000 in excess thereof.

2.3 Interest Rates; Payment of Principal and Interest.

(a) Borrower shall make each payment due hereunder by making, or causing to be made, the amount thereof available to Agent’s Account, not later than 11:00 a.m. (Pacific time) on the date of payment, for the account of the Lender Group. Borrower hereby authorizes Agent, if not paid to Agent in immediately available funds within 3 Business Days of the date when such payment was due, to obtain quarterly payments in respect of such interest provided for in this Agreement or the other Loan Documents (as and when payable hereunder or under the other Loan Documents) by debiting any account of Borrower with CNB in an amount equal to the amount thereof. If Borrower fails to make any such payment when due, Borrower hereby authorizes and directs Agent to charge such interest and all other fees, expenses, and other Lender Group Expenses provided for in this Agreement or the other Loan Documents (as and when payable hereunder or under the other Loan Documents), to Borrower’s Loan Account as a Loan, and if such amounts are charged to Borrower’s Loan Account as a Loan, such amounts thereafter shall accrue interest at the rate then applicable to Base Rate Loans hereunder.

(i) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(ii) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments under the applicable Revolving Credit Facility shall be apportioned ratably among the Lenders (in accordance with their respective Pro Rata Shares) and applied thereto and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders in accordance with their respective Pro Rata Shares. Subject to Section 2.3(a)(iv) below, all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(A) first, to pay any fees and Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees and Lender Group Expenses then due to the Lenders under the Loan Documents until paid in full,

(C) third, to pay interest and Funding Losses due in respect of the Loans until paid in full,

(D) fourth, to pay the outstanding principal balance of all Loans (including the Swing Loans) until paid in full,

(E) fifth, to pay any other Obligations (other than Obligations owing to Defaulting Lenders) until paid in full,

(F) sixth, to pay any Obligations owed to Defaulting Lenders until paid in full, and

(G) seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iv) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.3(a)(ii) shall not apply to any payment made by Borrower to Agent and specified by Borrower in a written notice to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(v) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, Funding Losses, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(b) Subject to Section 2.4, each Base Rate Loan shall bear interest upon the unpaid principal balance thereof, from and including the date advanced or converted, to but excluding the date of conversion or repayment thereof, at a fluctuating rate, per annum, equal to the lesser of (i) the greater of (x) Base Rate plus the relevant Applicable Margin for the applicable Revolving Credit Facility and (y) 2.50%, and (ii) the Highest Lawful Rate. Any change in the interest rate resulting from a change in the Base Rate will become effective on the day on which each change in the Base Rate is announced by Agent. Interest due with respect to Base Rate Loans shall be due and payable, in arrears, on each Interest Payment Date applicable to such Loan and on the Applicable Maturity Date; provided, that with respect to any prepayment required pursuant to Section 2.8 hereof, the interest due with respect to the amount to be prepaid in accordance therewith and on the date required thereby, shall be calculated as the ratable portion of the accrued interest on the amount required to be so prepaid and that such accrued interest shall be calculated as if on or with respect to the Loan most recently advanced prior to the date of such prepayment.

(c) Subject to Section 2.4, each LIBOR Rate Loan shall bear interest upon the unpaid principal balance thereof, from and including the date advanced, converted, or continued to but excluding the date of conversion or repayment thereof, at a rate per annum equal to the lesser of (i) the LIBOR Rate plus the relevant Applicable Margin for the applicable Revolving Credit Facility, and (ii) the Highest Lawful Rate. Interest due with respect to each LIBOR Rate Loan shall be due and payable in cash, in arrears, on each Interest Payment Date applicable to that LIBOR Rate Loan and on the Applicable Maturity Date. Anything to the contrary contained in this Agreement notwithstanding, Borrower may not have more than seven (7) LIBOR Rate Loans outstanding at any one time.

(d) Unless prepaid in accordance with the terms hereof, the outstanding principal balance of all Loans, together with accrued and unpaid interest thereon, shall be due and payable, in full, on the Applicable Maturity Date.

2.4 Default Rate. Upon the occurrence and during the continuation of an Event of Default, under Section 7.1(d) or (e), and upon and during the continuation of any other Event of Default at the option of Agent or the Required Lenders, and without affecting any of the other rights and remedies provided for herein or in any of the other Loan Documents, the unpaid principal amount of the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest thereafter, at a per annum rate that is 2.00 percentage points higher than the rate that is otherwise applicable under this Agreement. All amounts payable under this Section 2.4 shall be immediately due and payable in cash without the requirement of notice or demand.

2.5 Computation of Interest and Fees Maximum Interest Rate.

(a) All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year (or a 365-day year or 366-day year, as the case may be, for Base Rate Loans), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to (but not including) the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.

(b) Anything to the contrary contained in this Agreement notwithstanding, Borrower shall not be obligated to pay, and Agent shall not be entitled to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such Highest Lawful Rate; provided, that if the interest rate otherwise applicable hereunder declines below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates otherwise specified in this Agreement. For purposes of this Section 2.5, the term “applicable law” shall mean that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

2.6 Request for Borrowing.

(a) Each Base Rate Loan shall be made on a Business Day, and each LIBOR Rate Loan shall be made on a Eurodollar Business Day.

(b) Each Borrowing shall be made by a written Request for Borrowing, which Request for Borrowing shall be irrevocable, given by an Authorized Person by telefacsimile, mail, e-mail (in a format bearing a copy of the signature(s) required thereon), or personal service, and delivered to Agent at 555 S. Flower Street, 21st Floor, Los Angeles, CA 90071, telefacsimile number (213) 673-9801, e-mail address Brandon.Feitelson@cnb.com. Such Request for Borrowing shall (i) confirm that the proceeds of such Borrowing will be used for purposes permitted hereunder, (ii) indicate whether such Borrowing is under the Treasury Facility or the Subscription Facility, (iii) in the case of any Borrowing under the Treasury Facility, demonstrate compliance with Section 2.8(d) and (iv) in the case of any Borrowing under the Subscription Facility, confirm the aggregate amount of the Remaining Commitments that are Closing Date Capital Commitments and Approved New Investor Commitments and provide a calculation of the Borrowing Base. Each Request for Borrowing shall be made not later than 9:00 a.m. (Pacific time) on or before the date described below:

(i) in the case of a request for a Swing Loan, on the Business Day that is the requested Funding Date,

(ii) in the case of all other requests:

(1) if such Borrowing is to be a Base Rate Loan, on the Business Day that is the requested Funding Date, and such Request for Borrowing shall specify (among other things) that a Base Rate Loan is requested and state the amount thereof; or

(2) if such Borrowing is to be a LIBOR Rate Loan, at least three Eurodollar Business Days (or such lesser period as agreed to by all Lenders in their discretion) prior to the date that is the requested Funding Date, and such Request for Borrowing shall specify (among other things) that a LIBOR Rate Loan is requested and state the amount and Interest Period thereof (subject to the provisions of this Article II); provided, that no Loan shall be available as a LIBOR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing. If Borrower fails to designate a Loan as a LIBOR Rate Loan in accordance herewith, the Loan will be a Base Rate Loan. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (I) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (II) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.6(b)(ii) shall be conclusive absent manifest error.

(c) If the notice provided for in clause (b) of this Section 2.6 with respect to a Base Rate Loan, a LIBOR Rate Loan is received by Agent not later than 9:00 a.m. (Pacific time) on a Business Day, such day shall be treated as the first Business Day of the required notice period. In any other event, such notice will be treated as having been received immediately before 9:00 a.m. (Pacific time) of the next Business Day, and such day shall be treated as the first Business Day of the required notice period.

(d) [Intentionally Omitted].

(e) In the case of a Request for Borrowing of a Swing Loan and so long as the aggregate amount of Swing Loans outstanding, after taking into account the requested Swing Loan does not exceed $0, or Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Loan made by Swing Lender pursuant to this Section 2.6(e) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Swing Loan to the Designated Account. Each Swing Loan shall be deemed to be a Loan hereunder and shall be subject to all the terms and conditions (including Article III) applicable to other Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3.2 will not be satisfied on the requested Funding Date for the applicable Swing Loan unless such condition has been waived in accordance with Section 11.2, or (ii) the requested Loan would exceed the amount that Borrower is entitled to borrow as Loans hereunder (after giving effect to all then outstanding Obligations and all sublimits then applicable hereunder) on such Funding Date. The Swing Loans shall be secured by Agent’s Liens, constitute Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. For the avoidance of doubt, the Swing Loan sublimit hereunder shall be deemed zero for all purposes of this Agreement and the other Loan Documents.

(f) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a Request for Borrowing pursuant to Section 2.6(b), Agent shall notify the Lenders, not later than 10:00 a.m. (Pacific time) on the Business Day immediately preceding the Funding Date applicable thereto (in the case of a Base Rate Loan) or the third Eurodollar Business Day preceding the Funding Date (in the case of a LIBOR Rate Loan), by telecopy, telephone, or other similar form of transmission, of the requested Loan. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Loan available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (Pacific time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Loans from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, that Agent shall not request any Lender to make, and no Lender shall have an obligation to make, any Loan if Agent shall have actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3.2 will not be satisfied on the requested Funding Date for the applicable Loan unless such condition has been waived in accordance with Section 11.2, or (ii) the requested Loan would exceed the amount that Borrower is entitled to borrow as Loans hereunder (after giving effect to all then outstanding Obligations) on such Funding Date.

(g) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Loan after the Closing Date, prior to 10:00 a.m. (Pacific time) on the Funding Date of such Loan, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Loan, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender (other than CNB) shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following such Funding Date, make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the Funding Date of such Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the Funding Date of such Loan, at a rate per annum equal to the interest rate applicable at the time to the Loans composing such Loan, without in any way prejudicing the rights and remedies of Borrower against the Defaulting Lender; provided, that to the extent that Borrower does not have the funds available on such date to fully repay such amount (together with interest as specified above) and if on or before the Business Day following the date Agent notified Borrower of such failure to fund, the Borrower shall issue a Capital Call Notice to the Investors for Capital Contributions in accordance with the terms of the Subscription Agreements in an amount (together with Borrower’s available funds) sufficient to repay such amount (together with interest as specified above). Borrower may repay such amount (together with interest as specified above) within twelve (12) Business Days following the date Agent notified Borrower of such failure to fund. The failure of any Lender to make any Loan on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

(h) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.3(a)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender in accordance with Section 2.6(i), (B) second, to each Non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) third, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Loans (or other funding obligations) hereunder, and (D) fourth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (G) of Section 2.3(a)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 11.2(a)(i) through (iii).

(ii) If any Swing Loan is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Loan Exposures under the applicable Revolving Credit Facility plus such Defaulting Lender’s Swing Loan Exposure does not exceed the total of all non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above); and

(C) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans cannot be reallocated pursuant to this Section 2.6(h)(ii) or (y) the Swing Lender has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender and Borrower to eliminate the Swing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans.

(iii) With respect to any Lender that is a Defaulting Lender, such Defaulting Lender’s Revolver Commitment and outstanding Loans shall be excluded for the purposes of calculating the Daily Unused Line Fee payable to Lenders and such Defaulting Lender shall not be entitled to receive any Daily Unused Line Fee or any other fee with respect to such Defaulting Lender’s Revolver Commitment or Loans.

The provisions of this Section 2.6(h) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the Non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.6(h) to such Defaulting Lender, or (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.6(h) shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (including all interest, fees, and other amounts that may be due and payable in respect thereof); provided, that any such assumption of any Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.6(h) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.6(h) shall control and govern.

(iv) It is agreed that each Lender’s funded portion of the Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Loans and the Swing Loans shall take place on a periodic basis in accordance with the following provisions: (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if reasonably practicable as determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, and (2) with respect to Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (Pacific time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Loans and Swing Loans for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.6(h)): (y) if the amount of the Loans made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Loans (including Swing Loans) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (Pacific time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Loans (including Swing Loans), and (z) if the amount of the Loans (including Swing Loans) made by a Lender is less than such Lender’s Pro Rata Share of the Loans (including Swing Loans) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (Pacific time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Loans (including Swing Loans). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans and, together with the portion of such Swing Loans representing Swing Lender’s Pro Rata Share thereof, shall constitute Loans of such Lenders (and shall no longer constitute Swing Loans). If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate; (ii) in determining whether a Lender’s balance of the Loans and Swing Loans is less than, equal to, or greater than such Lender’s Pro Rata Share of the Loans and Swing Loans as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral; (iii) between Settlement Dates, Agent, to the extent Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Loans, for application to the Swing Loans; (iv) between Settlement Dates, Agent, to the extent no Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Loans, for application to Swing Lender’s Pro Rata Share of the Loans; and (v) if, as of any Settlement Date, payments or other amounts of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Loans other than to Swing Loans, as provided for in the previous clause (iv), Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.6(h)), to be applied to the outstanding Loans of such Lenders, an amount such that each of such Lenders shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans and each Lender with respect to the Loans other than Swing Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable. Anything in this Section 2.6(i) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.6(h).

(i) Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount (and stated interest) of the Loans, the portions thereof owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(j) All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.7 Conversion or Continuation.

(a) Conversion or Continuation.

(i) Subject to the provisions of clause (a)(iv) of this Section 2.7 and the provisions of Section 2.13, Borrower shall have the option to (A) convert all or any portion of the outstanding Base Rate Loans equal to $100,000, and integral multiples of $50,000 in excess of such amount, to a LIBOR Rate Loan, (B) convert all or any portion of the outstanding LIBOR Rate Loans equal to $250,000 and integral multiples of $50,000 in excess of such amount, to a Base Rate Loan, and (C) upon the expiration of any Interest Period applicable to any of its LIBOR Rate Loans, continue all or any portion of such LIBOR Rate Loan equal to $250,000, and integral multiples of $50,000 in excess of such amount, as a LIBOR Rate Loan, and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided, that a LIBOR Rate Loan only may be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto unless Borrower pays any Funding Losses incurred by any of the Lenders; provided further, that no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, that if, before the expiration of an Interest Period of a LIBOR Rate Loan, Borrower fails to timely deliver the appropriate Request for LIBOR Conversion/Continuation, such LIBOR Rate Loan automatically shall be converted to a Base Rate Loan.

(ii) Borrower shall by telefacsimile, mail, e-mail (in a format bearing a copy of the signature(s) required thereon), personal service or by telephone (which shall be confirmed by one of the other means of delivery) deliver a Request for LIBOR Conversion/Continuation to Agent (A) no later than 10:00 a.m. (Pacific time) one Business Day prior to the proposed conversion date (in the case of a conversion to a Base Rate Loan), and (B) no later than 10:00 a.m. (Pacific time) three Eurodollar Business Days before (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Request for LIBOR Conversion/Continuation shall specify (A) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable), (B) the amount and type of the Loan to be converted or continued, and (C) the nature of the proposed conversion or continuation.

(iii) Any Request for LIBOR Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable, and Borrower shall be obligated to convert or continue in accordance therewith.

(iv) No Loan (or portion thereof) may be converted into, or continued as, a LIBOR Rate Loan with an Interest Period that ends after the Applicable Maturity Date.

2.8 Mandatory Repayment.

(a) The Revolver Commitments with respect to the applicable Revolving Credit Facility shall automatically terminate on the Applicable Maturity Date. All Loans, all interest that has accrued hereunder and remains unpaid thereon, all unpaid fees, costs, or expenses that are payable hereunder or under any other Loan Document, and all other Obligations under each applicable Revolving Credit Facility immediately shall be due and payable in full, without notice or demand, on the Applicable Maturity Date.

(b) If on any date, the then outstanding Revolving Credit Facility Usage with respect to the applicable Revolving Credit Facility exceeds the then extant amount of the applicable Maximum Revolver Amount, then, and in each such event, Borrower shall repay the Obligations in the amount of such excess to Agent, for the benefit of the Lenders, (i) promptly (but in any event, no later than one Business Day following the event giving rise to a mandatory prepayment under this clause (b)), to the extent the Borrower has available funds in the Collateral Accounts in the amount of such excess and (ii) no later than 15 Business Days following the event giving rise to a mandatory prepayment under this clause (b), to the extent that it is necessary for the Borrower to issue a Capital Call Notice to the Investors to fund such required payment (and the Borrower shall issue such Capital Call Notice in accordance with the terms of the Subscription Agreements during such time period and shall pay such excess within such time period).

(c) In the event that, on any date, the then outstanding Revolving Credit Facility Usage with respect to the Subscription Facility exceeds the then extant Borrowing Base, then, and in each such event, Borrower shall repay the Obligations in the amount of such excess to Agent, for the benefit of the Lenders, (i) promptly (but in any event, no later than one Business Day following the event giving rise to a mandatory prepayment under this clause (c)), to the extent the Borrower has available funds in the Collateral Accounts in the amount of such excess and (ii) no later than 15 Business Days following the event giving rise to a mandatory prepayment under this clause (c), to the extent that it is necessary for the Borrower to issue a Capital Call Notice to the Investors to fund such required payment (and the Borrower shall issue such Capital Call Notice in accordance with the terms of the Subscription Agreements during such time period and shall pay such excess within such time period).

(d) If on any date, (i) the Cash Collateral Coverage Ratio is less than 1.01:1.00 or (ii) the Uncalled Capital Coverage is less than 15%, then, in either case, Borrower shall repay the Obligations in an amount that is sufficient to ensure pro forma compliance with clause (i) and/or (ii), as applicable, to Agent for the benefit of the Lenders, (x) promptly (but in any event, no later than one Business Day following the event giving rise to a mandatory prepayment under this clause (d)), to the extent the Borrower has available funds in the Collateral Accounts in such amount and (y) no later than 15 Business Days following the event giving rise to a mandatory prepayment under this clause (d), to the extent that it is necessary for the Borrower to issue a Capital Call Notice to the Investors to fund such required payment (and the Borrower shall issue such Capital Call Notice in accordance with the terms of the Subscription Agreements during such time period and shall pay such excess within such time period).

2.9 Voluntary Prepayments; Termination of Commitments.

(a) Borrower shall have the right, at any time and from time to time, to prepay the Loans without penalty or premium. Unless waived by Agent, Borrower shall give Agent written notice not less than one Business Day prior to any such prepayment with respect to Base Rate Loans and not less than three Eurodollar Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans. In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day or Eurodollar Business Day, as applicable), and the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $250,000 (or, in each case, such lesser amount constituting the amount of all Loans then outstanding) and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof. The foregoing to the contrary notwithstanding, (i) Borrower may not make a partial principal prepayment on a LIBOR Rate Loan, and (ii) Borrower may prepay the full outstanding principal balance on a LIBOR Rate Loan prior to the end of the Interest Period; provided, that such prepayment shall be subject to Section 2.6(b)(ii).

(b) Borrower may, as of any Business Day, reduce the Revolver Commitments with respect to a Revolving Credit Facility in part, without premium or penalty, to an amount not less than the sum of (A) the Revolving Credit Facility Usage with respect to the applicable Revolving Credit Facility as of such date, plus (B) the principal amount of all Loans not yet made as to which a request has been given by Borrower under Section 2.6. Each such reduction shall be in an amount which is not less than $250,000, shall be made by providing not less than three Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the applicable Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender with respect to the applicable Revolving Credit Facility proportionately in accordance with its ratable share thereof.

(c) Borrower has the option, at any time upon three Business Days’ prior written notice by Borrower to Agent, to terminate this Agreement and terminate the applicable Revolver Commitments under either Revolving Credit Facility hereunder by paying to Agent, in cash, the Obligations in full. Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.9(c) shall be irrevocable; provided, that a notice of termination of the Revolver Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. If

Borrower has sent a notice of termination pursuant to the provisions of this Section 2.9(c), then (subject to the proviso in the preceding sentence) the applicable Revolver Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full on the date set forth as the date of termination of this Agreement in such notice. Any termination of any Revolver Commitments shall be permanent.

2.10 Fees.

(a) Fee Letter. Borrower shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrower shall pay to Agent for the ratable account of the Lenders an unused line fee equal to the sum of the applicable Daily Unused Line Fee for each day during such fiscal quarter, which unused line fee shall accrue from and after the Closing Date and shall be payable quarterly in arrears on the first day of each fiscal quarter after the Closing Date.

2.11 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by the Lenders (or Agent on behalf thereof) to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between Borrower and Agent unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12 Increased Costs.

(a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration thereof, by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Agent or the Lenders (or their Affiliates) with any request, guideline, or directive (irrespective of whether having the force of law) of any Governmental Authority (each of the foregoing in this clause (a), a “Regulatory Change”) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Federal Reserve Board, but excluding, with respect to any LIBOR Rate Loan, any such requirement included in the calculation of the Base LIBOR Rate, as applicable) against Assets of, deposits with, or for the account of, or credit extended by, Agent or the Lenders (or their Affiliates) or shall impose on Agent or the Lenders (or their Affiliates) or the interbank eurodollar market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, then, Agent may or such Lender, by written notice given to Borrower, require Borrower to pay to the Lender Group such additional amounts as shall compensate the Lender Group for any such increased cost, reduction, loss, or expense actually incurred by the Lender Group in connection with the Loans; provided that Borrower shall not be required to compensate Agent or such Lender pursuant to this Section 2.12 for any increased costs incurred or reductions incurred more than nine months prior to the date that Agent or such Lender notifies Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of Agent’s or such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Any such request for compensation by Agent under this Section 2.12 shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b) Notwithstanding anything herein to the contrary, (i) the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be change in law, rule, regulation or guideline for purposes of Section 2.12 and the protection of Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provisions herein, no Lender shall demand compensation pursuant to this Section 2.12 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements for comparable borrowers, if any.

2.13 Suspension of LIBOR Rate Loans; Benchmark Replacement. (a) Except in connection with a Benchmark Transition Event or an Early Opt-in Election (for which the terms of clause (b) below will control), if Agent determines, on any Eurodollar Business Day, that it is unable to ascertain the Base LIBOR Rate for a new, continued, or converted LIBOR Rate Loan for any reason, including without limitation the discontinuance of the Base LIBOR Rate, or any Lender determines that any law, regulation, or governmental order, rule or determination makes it unlawful for such Lender to make a LIBOR Rate Loan, Borrower’s right to select LIBOR Rate Loans, will be suspended until Agent is again able to determine the Base LIBOR Rate or such Lender is able to make LIBOR Rate Loans, as the case may be. During such suspension, new Loans (including Swing Loans), outstanding Base Rate Loans, and LIBOR Rate Loans whose Interest Periods terminate may only be Base Rate Loans. Any determination by Agent or any Lender described in this Section 2.13 shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan or a conversion to or continuation of a LIBOR Rate Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

2.14 Intentionally Omitted.

2.15 [Intentionally Omitted].

2.16 Funding Sources. Nothing herein shall be deemed to obligate the Lenders (or Agent on behalf thereof) to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Agent or any Lender that it has obtained or will obtain such funds in any particular place or manner.

2.17 Place of Loans. All Loans made hereunder shall be disbursed by credit to Borrower’s Designated Account or as may otherwise be agreed to between Borrower and Agent.

2.18 Intentionally Omitted.

2.19 Term and Termination. Subject to a Lender’s right to cease making Loans to Borrower upon or after the occurrence and during the continuance of an Unmatured Event of Default or an Event of Default and unless terminated as provided elsewhere in this Agreement, this Agreement shall be in effect with respect to the applicable Revolving Credit Facility, for a period commencing on the Closing Date through and including the Applicable Maturity Date.

Article III.

CONDITIONS TO LOANS

3.1 Conditions Precedent to Effectiveness. The obligation of each Lender to enter into this Agreement is subject to the fulfillment, to the reasonable satisfaction of Agent and its counsel, of each of the following conditions (unless otherwise waived by Agent and the Lenders):

(a) Agent shall have received a certificate from the Borrower certifying that Borrower’s closings of its Initial Capital Raise (as defined in the Subscription Agreements) have been consummated in accordance with the Subscription Agreements;

(b) Agent shall have received the Fee Letter, duly executed and delivered by Borrower and Agent, which shall be in full force and effect;

(c) Agent shall have received the Management Fee Subordination Agreement, duly executed and delivered by Borrower, Adviser and Agent, which shall be in full force and effect;

(d) Agent shall have received (i) the Security Agreement, duly executed and delivered by Borrower, which shall be in full force and effect, (ii) a UCC search with respect to Borrower from the Delaware Secretary of State, the results of which shall be reasonably satisfactory to Agent, and (iii) a UCC-1 financing statement naming Borrower as debtor in form and substance reasonably satisfactory to Agent;

(e) Agent shall have received a promissory note, in form and substance reasonably satisfactory to Agent, duly executed by Borrower in favor of each Lender that requests a promissory note to evidence its Loans;

(f) Agent shall have received a certificate of status with respect to Borrower dated within 20 days of the date of this Agreement, issued by the Secretary of State of the State of Delaware, which certificate shall indicate that Borrower is in good standing in such state;

(g) Agent shall have received a true and correct copy of Borrower’s certificate of formation, certified by the Secretary of State of the State of Delaware within 20 days of the date of this Agreement;

(h) Agent shall have received a true and correct copy of the other Governing Documents of Borrower and conversion documents of Borrower, certified by a Responsible Officer of Borrower as being a true, correct and complete copy thereof, as in effect as of the date of this Agreement;

(i) Agent shall have received a certificate by a Responsible Officer of Borrower (i) attesting to the resolutions of the board of directors of Borrower authorizing the execution, delivery, and performance on behalf of Borrower of this Agreement and the other Loan Documents to which Borrower is a party, (ii) attesting to the resolutions of the board of directors of Borrower appointing Responsible Officers of Borrower, and (iii) attesting to the incumbency and signatures of the Responsible Officers of Borrower executing on behalf of Borrower this Agreement, the Security Agreement, the Fee Letter, and the other Loan Documents to which Borrower is a party;

(j) Agent shall have received full payment of all of the reasonable out-of-pocket fees, costs, and expenses of Agent (including the reasonable fees and expenses of Agent’s counsel) actually incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Security Agreement and the other Loan Documents;

(k) Agent shall have received the written opinions, dated the date of this Agreement, of counsel to Borrower, in form and substance satisfactory to Agent and its counsel;

(l) Agent shall have received a certificate executed by a Responsible Officer of Borrower to the effect that, as of the Closing Date, among other things, the underlying assets of Borrower do not constitute Plan Assets of any ERISA Investor in form and substance satisfactory to Agent;

(m) Agent shall have received a certificate executed by a Responsible Officer of Borrower to the effect that Borrower has obtained all orders, consents, approvals, and other authorizations and has made all filings and other notifications (governmental or otherwise) required in connection with the Governing Documents of Borrower, this Agreement and the other Loan Documents, as may be required in connection with the transaction contemplated by the Loan Documents;

(n) no litigation, inquiry, other action or proceeding (governmental or otherwise), or injunction or other restraining order shall be pending or overtly threatened in writing that could reasonably be expected to have a Material Adverse Effect;

(o) Agent shall have received a Borrowing Base Certificate duly executed by Borrower and dated as of the Closing Date;

(p) all customary due diligence on Borrower and its Subsidiaries shall have been completed by the Agent and the Lenders and the results of such due diligence shall be satisfactory to the Agent and the Lenders;

(q) no information shall have become available which the Agent believes has had, or could reasonably be expected to have, a Material Adverse Effect;

(r) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties solely relate to an earlier date);

(s) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date hereof;

(t) Agent shall have received Control Agreement(s), duly executed and delivered by Borrower, Agent and U.S. Bank National Association, which shall be in full force and effect; and

(u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Agent and its counsel.

3.2 Conditions Precedent to All Loans. The obligation of the Lender Group (or any member thereof) to make each Loan hereunder is subject to the fulfillment, at or prior to the time of the making of such Loan, of each of the following conditions:

(a) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Loan as though made on and as of such date (except to the extent that such representations and warranties solely relate to an earlier date);

(b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Loan, nor shall either result from the making of such Loan;

(c) Borrower shall have delivered to Agent a Request for Borrowing pursuant to the terms of Section 2.6 hereof;

(d) with respect to any Loan under the Subscription Facility, Borrower shall have delivered to Agent an updated Exhibit S-1 reflecting the then current list of Investors, the Capital Commitment of each Investor, the Remaining Commitment of each Investor and the contributed portion of each Capital Commitment of each Investor;

(e) with respect to any Loan under the Treasury Facility, no prepayment is required under Section 2.8(d) both before and immediately after giving effect thereto; and

(f) no information shall have become available which the Agent believes has had, or could reasonably be expected to have, a Material Adverse Effect.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower makes the following representations and warranties to the Agent and each Lender which shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof, and shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date, at and as of the date of each Loan made thereafter as though made on and as of the date of the making of such Loan, and such representations and warranties shall survive the execution and delivery of this Agreement and the making of any of the Loans:

4.1 Due Organization. Borrower is duly organized and validly existing in good standing under the laws of the State of Delaware and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect.

4.2 Interests in Borrower. All of the interests in Borrower are owned by the Persons identified in the Schedule of Investors and such Schedule of Investors reflects the Capital Commitment of each Investor, the Remaining Commitment of each Investor, and the contributed portion of the Capital Commitment of each Investor. Borrower may amend the Schedule of Investors: (a) to the extent such amendment is not in contravention of the Governing Documents of Borrower, and (b) to the extent that such amendment is permitted pursuant to Section 6.9 hereof, and upon Agent’s receipt of a copy of same, such amendment shall be deemed to automatically amend Exhibit S-1.

4.3 Requisite Power and Authorization. Borrower has all requisite organizational power to execute and deliver this Agreement and the other Loan Documents to which it is a party, to borrow the Loans provided for in this Agreement, to perform the terms and provisions thereof and has taken all requisite organizational action to authorize the execution, delivery and performance by it of each of such Loan Documents, including, the authorization of the board of directors of Borrower in accordance with the Governing Documents of Borrower. Borrower has all governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its businesses as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals that are not currently required or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.4 Binding Agreements. This Agreement has been duly executed and delivered by Borrower and constitutes, and the other Loan Documents, when executed and delivered by Borrower, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against, in accordance with their terms, except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

4.5 Other Agreements. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not: (a) violate (i) any provision of any federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations T, U, and X of the Federal Reserve Board) binding on Borrower, (ii) any order of any domestic governmental authority, court, arbitration board, or tribunal binding on Borrower, or (iii) the Governing Documents of Borrower or any Subscription Agreement, or any other contractual obligations between Borrower or Adviser and any Investor, or (b) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of Borrower pursuant to, any Contractual Obligation of Borrower, or (c) require termination of any Contractual Obligation of Borrower, or (d) constitute a tortious interference with any Contractual Obligation of Borrower. No Investor has entered into any side letter with the Borrower or the Adviser with respect to such Investor’s rights and/or obligations under the Borrower’s Governing Documents.

4.6 Litigation; Adverse Facts.

(a) There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of Borrower) at law or in equity, or before or by any Governmental Authority, pending or, to the actual knowledge of Borrower, threatened in writing against or affecting Borrower that reasonably could be expected to have a Material Adverse Effect;

(b) Borrower is not: (i) in violation of any applicable law in a manner that reasonably could be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any Governmental Authority, in a manner that reasonably could be expected to have a Material Adverse Effect; and

(c) (i) There is no action, suit, proceeding or, to the best of Borrower’s knowledge, investigation pending or, to the actual knowledge of Borrower, threatened in writing against or affecting Borrower that questions the validity or the enforceability of this Agreement or other the Loan Documents, and (ii) there is no action, suit, proceeding or injunction pending against or affecting Borrower, which, on the date of the making of any Loan hereunder, could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the other Loan Documents.

4.7 Government Consents. Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower of this Agreement or the other Loan Documents, as applicable.

4.8 Title to Assets; Liens. Except for Permitted Liens, all of the Assets of Borrower (it being acknowledged by the parties hereto that such Assets shall exclude any Assets of any Subsidiary of Borrower) are free from all Liens of any nature whatsoever. Borrower has good and sufficient title to all of its Assets reflected in its books and records as being owned by it or its nominee. Except for Agent’s Liens, neither this Agreement, nor any of the other Loan Documents, nor any transaction contemplated under any such agreement will affect any right, title, or interest of Borrower or in and to any of the Assets of Borrower in a manner that could reasonably be expected to have a Material Adverse Effect.

4.9 Payment of Taxes. All tax returns and reports of Borrower (and all taxpayers with which Borrower is or has been consolidated, combined or included on a unitary return) required to be filed by it have been timely filed (inclusive of any permitted extensions). All Taxes, assessments, fees, and amounts required to be withheld by Borrower and paid to a Governmental Authority, and all other governmental charges upon Borrower, and upon its Assets, income, and franchises, that are due and payable have been paid, except to the extent that such Tax, assessment, charge, or claim has not resulted in a Lien and is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, and an adequate reserve or other appropriate provision, if any, shall have been made on Borrower’s books and records. No tax deficiency has been proposed, asserted, or assessed with respect to Borrower.

4.10 Governmental Regulation.

(a) Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act of 1940, as amended.

(b) Borrower is not required under applicable law to be duly registered as a broker-dealer or as a member of a self-regulatory organization, such as FINRA.

(c) Borrower is not, nor is any of its investors or officers, required to be registered, licensed or qualified as an investment adviser, broker-dealer representative, or agent in any State of the United States, other than registrations that have already been obtained and are currently in effect.

(d) Borrower is not subject to any law or regulation regulating public utilities or similar entities.

(e) Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal, state, or local law, rule, or regulation generally limiting its ability to incur Debt that would prohibit the transaction contemplated by this Agreement and the other Loan Documents.

4.11 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of Borrower in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of Borrower in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. No representation or warranty of Borrower contained in this Agreement or any other document, certificate, or written statement furnished to Agent or any Lender by or on behalf of Borrower with respect to the business, operations, Assets, or condition (financial or otherwise) of Borrower for use solely in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact actually known to Borrower (other than matters of a general economic nature) that Borrower believe reasonably could be expected to have a Material Adverse Effect, that has not been disclosed herein or in such other documents, certificates, and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby. All financial projections delivered to Agent by Borrower represent Borrower’s good faith estimate, on the date such projections are delivered, of Borrower’s future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and no assurances can be given that such projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by such projections may differ materially from projected or estimated results).

4.12 Debt. Borrower has no Debt outstanding (it being acknowledged by the parties hereto that such Debt of Borrower shall exclude any Debt of any Subsidiary of Borrower except for Borrower’s Contingent Obligations, if any, in respect of such Debt) other than Debt permitted by Section 6.1 hereof.

4.13 Existing Defaults. Borrower is not in default (in any material respect) in the performance, observance or fulfillment of any of the obligations, contained in (a) any Contractual Obligation applicable to it (other than the Governing Documents of the Borrower, Subscription Agreements, and any other contractual obligations between Adviser or Borrower and any Investor, which are covered by clause (b) below), and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a material default by Borrower under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect or (b) the Governing Documents of Borrower, Subscription Agreements, and any other contractual obligations between Adviser or Borrower and any Investor, and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a material default by Borrower under any of the foregoing agreements described in this clause (b), and to Borrower’s knowledge, none of the Investors has any claim against Borrower or Adviser which would diminish or adversely affect the obligations of any Investor to make Capital Contributions to Borrower in accordance with the terms of the Subscription Agreements. Borrower is not in violation of any law, ordinance, rule, or regulation to which it or any of its Assets is subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

4.14 No Default; No Material Adverse Effect.

(a) No Event of Default or Unmatured Event of Default has occurred and is continuing or would immediately result from any proposed Loan.

(b) No event or development has occurred since September 30, 2020, which could reasonably be expected to result in a Material Adverse Effect.

4.15 ERISA Compliance.

(a) Borrower has not established, and does not maintain, any Plan;

(b) the underlying assets of Borrower do not constitute Plan Assets of an ERISA Investor pursuant to the Plan Asset Regulation or otherwise; and

(c) assuming the assets used by the Lenders to fund the Loans are not Plan Assets subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, the transactions contemplated by the Loan Documents do not constitute a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) of the Internal Revenue Code that will subject the Lender to any tax, penalty, damages or any other claim or relief under Section 502(i) of ERISA or such Sections of the Internal Revenue Code or applicable similar laws.

4.16 Insider. Borrower is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

4.17 Borrower Structure. As of the date hereof, the sole adviser of the Borrower is the Adviser. The Investors of Borrower and the Capital Commitment of each such Investor are set forth on Exhibit S-1 attached hereto and incorporated herein by reference (or on a revised Exhibit S-1 delivered to Agent in accordance with Section 5.2(d) hereof). There is no provision in any Subscription Agreement that is materially adverse to the interests of Agent or any Lender in each such Person’s capacity as such.

4.18 Patriot Act. To the extent applicable, Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Neither Borrower nor any of its Subsidiaries is in violation of any Sanctions. Neither Borrower nor any of its Subsidiaries nor, to the actual knowledge of each such Person, any director, officer, employee, agent or Affiliate of such Person (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Borrower and each of its Subsidiaries, and to the knowledge of each such Person, each director, officer, employee, agent and Affiliate of such Person, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including Lender or other individual or entity participating in any transaction).

4.20 Margin Securities. Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Securities (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying Margin Securities. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Securities or to extend credit to others for the purpose of purchasing or carrying any Margin Securities or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.21 Borrower Credit Facility. This Agreement and the other Loan Documents, and the Obligations and other Debt evidenced hereby and thereby, constitute the sole credit facility of Borrower entitled to the benefit of the “Assigned Rights” and “Lender Powers” (each as defined in the Subscription Agreements).

4.22 Solvency.

(a) Borrower is Solvent.

(b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

Article V.

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolver Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, and any other Obligations or other amounts due hereunder, Borrower will do each and all of the following:

5.1 Accounting Records and Inspection. Maintain adequate financial and accounting books and records in accordance with sound business practices applicable to Borrower’s business and GAAP, and permit any representative of Agent and a representative of each Lender upon not less than two Business Days’ notice to Borrower (provided, that upon the occurrence and during the continuance of an Event of Default, no such notice shall be required to be given by Agent or any Lender), at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with Borrower’s officers and independent public accountants. Subject to Section 11.12, Borrower shall furnish Agent with any information reasonably requested by Agent regarding Borrower’s business or finances promptly upon request.

5.2 Financial Statements and Other Information. Furnish to Agent via email to brandon.feitelson@cnb.com (and Agent will promptly furnish a copy to each Lender which can be effectuated by a posting to a file share site selected by Agent):

(a) Within 120 days after the end of each fiscal year of Borrower, (i) an annual report containing a statement of assets, liabilities, and capital as of the end of such fiscal year, an audited statement of operations and cash flows, a statement of shareholders’ equity, and a statement of changes in shareholders’ capital and net assets for the year then ended, all of which shall be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by Borrower and reasonably satisfactory to Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), (ii) a Compliance Certificate, and (iii) a copy of the annual report delivered by Borrower to its Investors for such fiscal year;

(b) (i) Within 60 days after the end of each fiscal quarter of each Fiscal Year of Borrower, a Borrowing Base Certificate, and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, (x) an unaudited financial report containing a statement of assets, liabilities, and capital, and an unaudited statement of operations and cash flows, in each case for the period then ended, (y) a Compliance Certificate and (z) a copy of the quarterly report delivered by Borrower to its Investors for such fiscal quarter;

(c) On the first Business Day after the end of each fiscal month of each Fiscal Year of Borrower, copies of all written notices (if any) received by Borrower from any Closing Date Investor or any Approved New Investor during the preceding fiscal month providing written notice of such Closing Date Investor’s or such Approved New Investor’s request to withdraw as an Investor of Borrower or transfer its Capital Commitments to another Person;

(d) at other times on reasonable request, an updated Schedule of Investors reflecting the then current list of Investors, the Capital Commitment of each Investor, the Remaining Commitment of each Investor, and the contributed portion of the Capital Commitment of each Investor; provided, that any changes or amendments reflected on such updated Schedule of Investors shall be deemed, upon Agent’s receipt thereof, to automatically amend Exhibit S-1 solely to the extent that such changes or amendments are permitted pursuant to Section 6.9 hereof;

(e) [intentionally omitted];

(f) [intentionally omitted];

(g) notice, as soon as possible and, in any event, within five days after Borrower has actual knowledge of: (i) the occurrence of any Event of Default or any Unmatured Event of Default, or (ii) any material default or event of default as defined in any evidence of Debt of Borrower or under any material agreement, indenture, or other instrument under which such Debt has been issued (other than this Agreement or any other Loan Document), irrespective of whether such Debt is accelerated or such default waived. In any such event, Borrower also shall supply Agent with a statement from a Responsible Officer of Borrower, setting forth the details of the foregoing clauses (g)(i) and (g)(ii) and the action that Borrower proposes to take with respect thereto;

(h) as soon as practicable, any written report pertaining to material items in respect of Borrower’s internal control matters submitted to Borrower by its independent accountants in connection with each annual audit of the financial condition of Borrower;

(i) as soon as practicable, written notice of any condition or event which has resulted or could reasonably be expected to result in: (i) a Material Adverse Effect, or (ii) a material breach of, or material noncompliance with, any term, condition, or covenant of any Contractual Obligation of Borrower (other than this Agreement, any other Loan Document or any agreement, indenture or instrument that is the subject of Section 5.2(g)(ii) above);

(j) prior written notice of any issuance of Preferred Stock (as defined in Borrower’s certificate of incorporation);

(k) promptly upon becoming aware of any Person’s seeking to obtain or threatening to seek to obtain a decree or order for relief with respect to Borrower in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

(l) promptly, copies of all amendments to the Governing Documents of Borrower or any Subscription Agreement;

(m) prompt notice of:

(i) all legal or arbitral proceedings, and all proceedings by or before any Governmental Authority, against or, to the actual knowledge of Borrower, threatened in writing against Borrower, including but not limited to any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (A) the noncompliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (B) the release or threatened release of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(ii) the issuance to Borrower by any United States of America federal or state court or any United States of America federal or state regulatory authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of the Loans, or the institution of any litigation or similar proceeding against Borrower seeking any such injunction, order, or other restraint;

(iii) the decision by Borrower to refuse or return Capital Contributions received from any Investor that are or were required to be made under its Subscription Agreement;

(iv) an overt action coming to the attention of Borrower or Adviser to remove it as the adviser of Borrower;

(v) promptly upon Borrower’s receipt of any written notice from any Closing Date Investor or any Approved New Investor of such Closing Date Investor’s or such Approved New Investor’s request to withdraw as an Investor of Borrower or to transfer its Capital Commitments to another Person, (A) if the aggregate amount of all Capital Commitments that would no longer be held by such Closing Date Investors or such Approved New Investors, as applicable, after giving effect to such proposed withdrawals or transfers and that are not the subject of a written notice previously provided to Agent either pursuant to Section 5.2(c) or pursuant to this Section 5.2(m)(v) exceed 5% of the Aggregate Unfunded Commitments at such time, a copy of each such written notice and a statement of whether Borrower has or intends to consent to such withdrawals or such transfers and the date when each such withdrawal or transfer has or is proposed to take effect, and (B) if the aggregate amount of all Capital Commitments that would no longer be held by such Closing Date Investors or such Approved New Investors, as applicable, after giving effect to such proposed withdrawals or transfers that have occurred or are proposed to occur since the date of the last Borrowing Base Certificate that was delivered to Agent exceed 5% of the Aggregate Unfunded Commitments at such time, an updated Borrowing Base Certificate giving pro forma effect to all such proposed withdrawals and transfers; and

(vi) to the extent that Borrower has knowledge that an Investor qualifies as a Defaulting Investor, the name of such Defaulting Investor and the basis for such Investor being designated as a Defaulting Investor, and a new Borrowing Base Certificate giving pro forma effect to such Investor’s qualification as a Defaulting Investor;

(n) promptly, subject to Section 11.12, such other information and data with respect to Borrower, as from time to time may be reasonably requested by Agent or any Lender;

(o) promptly upon the receipt thereof, copies of all financial statements, reports and other written correspondence sent to or received by Borrower from the Investors that are material to Lenders’ interests in the Collateral, including, without limitation, notices of default, notices relating in any way to an Investor’s funding obligation and any notice containing any reference to misconduct of Borrower;

(p) within five (5) days of the issuance of a Capital Call Notice (i) a written notice that such Capital Call Notice was delivered, (ii) a written notice setting forth the aggregate amount of all Capital Contributions requested pursuant to Capital Call Notices (including such Capital Call Notice) delivered to the Investors in accordance with the terms of the Subscription Agreements, and (iii) if requested by Agent, a copy of each Capital Call Notice that has been delivered, within five (5) days of such request by Agent;

(q) [intentionally omitted];

(r) for so long as Borrower has any ERISA Investors, a certificate no later than the 60th day following the end of Borrower’s fiscal year, stating whether the underlying assets of Borrower constitute Plan Assets on the date of such certificate; and

(s) promptly following any request therefor, Borrower will provide information and documentation reasonably requested by Agent or any Lender, including without limitation a Beneficial Ownership Certification, for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations in Sections 5.2(a) and (b)(i) may be satisfied with respect to financial information of the Borrower by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to Sections 5.2(a) and (b)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower notifies Agent, via electronic mail (or another method of written notice as agreed by Agent) (i) that Borrower has posted such documents, or provided a link thereto on Borrower’s website, or (ii) that such documents have been posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access.

5.3 Existence. Except as permitted by Section 6.5, preserve and keep in full force and effect, at all times, its corporate, partnership or limited liability company (as applicable) existence.

5.4 Payment of Taxes and Claims. Pay all Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its businesses, incomes, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that unless such Taxes, assessments, charges, or claims have become a Lien on any of Borrower’s Assets, no such Tax, assessment, charge, or claim need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made therefor on Borrower’s books and records.

5.5 Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations (including Environmental Laws and Regulations T, U, and X of the Federal Reserve Board), and orders of any governmental authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.6 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to the business of Borrower, as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses as Borrower or as is acceptable to Agent, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons or as is acceptable to Agent.

5.7 [Intentionally Omitted].

5.8 Further Assurances. At any time or from time to time upon the request of Agent, execute and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

5.9 [Intentionally Omitted].

5.10 Compliance with Contractual Obligations. Comply in all material respects with the terms, conditions, and covenants of any Contractual Obligation of Borrower, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.11 Compliance with Governing Documents. Borrower will promptly comply with any and all provisions of its Governing Documents. Borrower will use the proceeds of any Capital Contributions only for such purposes as are permitted by its Governing Documents.

Article VI.

NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolver Commitments under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, and any other Obligations or other amounts due hereunder, Borrower will not do any of the following:

6.1 Debt. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt (it being acknowledged by the parties hereto that such Debt of Borrower shall exclude any Debt of any Subsidiary of Borrower or any other entity in which Borrower has an interest except for Borrower’s Contingent Obligations, if any, in respect of such Debt), except:

(a) the Obligations evidenced by this Agreement and the other Loan Documents; or

(b) (i) Contingent Obligations with respect to unsecured guaranties by Borrower in respect of Debt of any Subsidiary of Borrower that are permitted by the provisions of its Governing Documents and (ii) Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business; or

(c) Capitalized Lease Obligations incurred in the ordinary course of business in an aggregate outstanding amount at any one time not in excess of $250,000.

6.2 Liens; Negative Pledge.

(a) Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets (it being acknowledged by the parties hereto that such Liens shall exclude any Lien on any Asset of any Subsidiary of Borrower or any other entity in which Borrower has an interest), of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens; or

(b) Enter into, assume, or permit to exist any agreement to refrain from granting Liens on the Collateral to or for the benefit of the Lender Group.

6.3 Investments. Make or own, directly or indirectly, any Investment in any Person, except Borrower may make and own Permitted Investments.

6.4 Dividends. If any Obligations are outstanding and (a) an Event of Default has occurred and is continuing or would result therefrom, (b) a mandatory prepayment under Section 2.8(d) is then required or would result therefrom or (c) the Revolving Credit Facility Usage under the Subscription Facility exceeds the Borrowing Base at such time or would result therefrom, make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of, any class of equity interests in Borrower, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (each, a “Restricted Payment”); provided, however, that (i) notwithstanding anything to the contrary in the foregoing, payment of management fees shall be permitted to be paid by Borrower at any time to the extent then due and payable pursuant to the Governing Documents of the Borrower so long as such payments are permitted in accordance with the Management Fee Subordination Agreement and (ii) notwithstanding anything to the contrary in this Section 6.4, the Borrower shall be permitted, at any time, to make any Restricted Payments reasonably determined by the Borrower in good faith to be required at that time in order to maintain the status of the Borrower as a RIC under the Internal Revenue Code and as may be required at that time to avoid any federal income and excise taxes imposed by the Internal Revenue Code.

6.5 Restriction on Fundamental Changes. (a) Change its name (except upon 30 days’ prior written notice to Agent), (b) enter into any merger, consolidation, reorganization, or recapitalization, in each case, unless the Borrower is the surviving entity; provided that no Event of Default has occurred and is continuing or would immediately result therefrom, (c) reclassify its equity interests (whether stock interest or limited or general partnership interests), or (d) convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or Assets, whether now owned or hereafter acquired.

6.6 Disqualified Equity Interests. Issue or permit the issuance of, or permit to remain outstanding, any Disqualified Equity Interests.

6.7 Transactions with Shareholders and Affiliates. Enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) with any holder of 5% or more of any class of equity interests of Borrower or any of its Subsidiaries or Affiliates, or with any Affiliate of Borrower or of any such holder, if such transaction is (a) on terms that are less favorable to Borrower than those terms that might be obtained at the time from Persons who are not such a holder, Subsidiary, or Affiliate, or (b) not negotiated in good faith on an arm’s length basis, in each case, other than: (i) subject to the Management Fee Subordination Agreement, the execution, delivery and performance of the agreements evidencing the obligation of the Borrower to pay management fees to the Adviser, (ii) the obligation of Borrower to reimburse the Adviser or any Affiliate of the Adviser for any fees or expenses, (iii) [reserved], (iv) obligations of any Subsidiary of Borrower under such Subsidiary’s Governing Documents, (v) discounts, reductions or forgiveness of any obligation of any Investor to reimburse or pay Borrower for management fees payable by Borrower to the Adviser (including reimbursement of any Investor for any management fees paid by such Investor), or (vi) transactions expressly permitted by this Agreement (including, any sale of assets by the Borrower to a Subsidiary in connection with any financing of such asset), in the case of each of clauses (i) through (vi), such transactions shall be on terms and conditions consistent with past practices. Other than with respect to immaterial transactions, and transactions described in clauses (i) through (vi) of this Section 6.7, prior to Borrower engaging in any such transaction permitted by this Section 6.7, the board of directors of Borrower shall determine that such transaction has been negotiated in good faith and on an arm’s length basis.

6.8 Conduct of Business. Engage in any business other than the businesses which it is permitted to conduct under the Governing Documents of Borrower, or any businesses or activities substantially similar or related thereto.

6.9 Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent.

(a) (i) Without the prior written consent of Agent and the Required Lenders, agree to or permit any amendment to or waiver of the terms or provisions of the Governing Documents of Borrower or any Subscription Agreement (other than the Memorandum or a Subscription Agreement, in each case to the extent such alteration, amendment, modification, termination, or change does not result in an amendment to a Subscription Agreement that would require the consent of Agent and the Required Lenders pursuant to the terms of this Section 6.9(a)), in each case, except for: (A) immaterial amendments or waivers permitted by the Governing Documents not requiring the consent of the Investors, (B) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of the Lender Group, or (C) consents to assignments that are permitted pursuant to the second proviso of this Section 6.9(a); provided that in no event shall Section 4 of the Subscription Agreements be amended without the prior written consent of Agent and in no event shall any debt limitations currently specified in the Governing Documents of Borrower be reduced without the prior written consent of Agent, (ii) without the prior written consent of Agent and the Required Lenders, agree to or permit any amendment to or waiver of the terms or provisions of the Subscription Agreements or other documents related thereto to the extent that such amendment or waiver could affect in any material respect the debts, duties, obligations, and liabilities owed to Borrower, or the rights, titles, security interests, Liens, powers and privileges of Borrower, in each case, relating to any capital calls, Capital Commitments, Capital Contributions or the time period under which they are available, or suspend, reduce or terminate any Investor’s Capital Commitments, or that could otherwise have a Material Adverse Effect; provided, however, that notwithstanding anything herein to the contrary, no prior written consent of Agent or any Lender shall be required for any transfer of an Investor’s interest in the Borrower in accordance with its Subscription Agreement unless such transfer would result in the Revolving Credit Facility Usage under the Subscription Facility being in excess of the lesser of (x) the Borrowing Base and (y) the applicable Maximum Revolver Amount; and further provided, however, that no violation of this Section 6.9(a) shall result from (1) the payment of a Capital Contribution by an Investor pursuant to a Capital Call Notice no more than ten (10) days after the due date therefor under the provisions of the applicable Subscription Agreement so long as the aggregate amount of Capital Contributions that are not paid when due pursuant to the Subscription Agreement in connection with such Capital Call Notice does not exceed 15% of the aggregate amount of Capital Contributions called by Borrower pursuant to such Capital Call Notice, or (2) any Investor funding a Capital Contribution with a Specified Capital Contribution, or (iii) without the prior written consent of Agent, consent to (1) the withdrawal of any Closing Date Investor or Approved New Investor from the Borrower, or (2) the transfer of any Capital Commitments by any Closing Date Investor or Approved New Investor to any Person, in each case if such withdrawal or transfer would result in the Revolving Credit Facility Usage under the Subscription Facility being in excess of the lesser of (x) the Borrowing Base and (y) the applicable Maximum Revolver Amount (unless Borrower shall have made any such resulting mandatory prepayment in advance of permitting such withdrawal or transfer).

(b) Suffer or permit Adviser to transfer its interest as the adviser of Borrower to the extent such transfer would result in a Change of Control Event.

6.10 Use of Proceeds. Use the proceeds of the Loans made hereunder for any purpose other than, consistent with the terms and conditions hereof (a) to pay management fees, (b) to fund Permitted Investments, (c) for general corporate purposes, including working capital and capital expenditures and (d) for lawful purposes permitted under Borrower’s Governing Documents and under applicable law; provided that no part of the proceeds of the Loans made hereunder will be used, directly or indirectly, (i) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person participating in the transactions contemplated by this Agreement, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws or (iii) solely with respect to the Treasury Facility, for any purpose other than the funding of Permitted Investments constituting Included Treasury Securities or to be retained as cash on Borrower’s balance sheet in the Treasury Account.

6.11 Intentionally Omitted.

6.12 Margin Regulation. Use any portion of the proceeds of any of the Loans in any manner which might cause the Loans, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U, or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940.

6.13 Intentionally Omitted.

6.14 Capital Commitments. Cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor unless the Required Lenders have given their prior written consent thereto in their sole discretion; provided, however, that notwithstanding anything herein to the contrary, no prior written consent of the Required Lenders shall be required for any transfer of an Investor’s interest in the Borrower in accordance with the Subscription Agreement; and further provided, however, that (x) no violation of this Section 6.14 shall result from a deferral with respect to the obligation of an Investor to make a payment of a Capital Contribution by such Investor pursuant to a Capital Call Notice by no more than ten (10) days after the due date therefor under the provisions of the Subscription Agreements, so long as the aggregate amount of Capital Contributions that are the subject of such deferral does not exceed 10% of the aggregate amount of Capital Contributions called by Borrower pursuant to such Capital Call Notice, and (y) any Investor funding a Capital Contribution with a Specified Capital Contribution within the time period set forth in the definition thereof shall not, solely as a result thereof, constitute a suspension or deferral of the Capital Commitment of any Investor that is prohibited by this Section 6.14.

6.15 ERISA Compliance.

(a) Without the approval of the Required Lenders, establish or maintain any Plan; or

(b) Without the approval of the Required Lenders, (i) take any action that would cause its underlying assets to otherwise constitute (or fail to take any action that is required to prevent its underlying assets from otherwise constituting) Plan Assets subject to Title I of ERISA, whether pursuant to the Plan Asset Regulation or otherwise, or (ii) take any action, or omit to take any action, that would give rise to a nonexempt prohibited transaction that will subject the Lender to any tax or penalty on prohibited transactions imposed under Section 4975(c)(1)(A)-(C) of the Internal Revenue Code or Section 502(i) of ERISA or applicable similar laws.

Article VII.

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Make Payments When Due.

(i) Borrower shall fail to pay any amount owing hereunder with respect to the principal of any of the Loans when such amount is due, whether at stated maturity, by acceleration, or otherwise;

(ii) Borrower shall fail to pay any amount owing hereunder with respect to interest on any of the Loans, within three Business Days after the date when such amount is due;

(iii) Borrower shall fail to pay, within three Business Days following the date of Agent’s notification to Borrower of such failure to pay when due, any other Obligations or other amounts not described above in this Section 7.1(a) (including fees, costs, or expenses), other than amounts that are paid as a result of a charge thereof by Agent to the Loan Account pursuant to Section 2.4;

(b) Breach of Certain Covenants.

(i) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Sections 5.2 (other than Section 5.2(r)) (and such failure shall not have been remedied or waived within ten days), 5.3 or Article VI;

(ii) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Sections 5.1, 5.2(r), 5.4 or 5.5 hereof and such failure shall not have been remedied or waived within 15 days after the earlier of (A) the date on which such failure shall first become known to any Responsible Officer of Borrower, or (B) the date on which written notice thereof is given to Borrower by Agent;

(iii) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in the Security Agreement when such performance or compliance is due under the Security Agreement and such failure shall not have been remedied or waived within 15 days after the earlier of (A) the date on which such failure shall first become known to any Responsible Officer of Borrower, or (B) the date on which written notice thereof is given to Borrower by Agent;

(iv) Borrower shall fail to perform or comply fully with any other covenant, term, or condition contained in this Agreement or other Loan Documents to which it is a party and such failure shall not have been remedied or waived within 30 days after the earlier of (A) the date on which such failure shall first become known to any Responsible Officer of Borrower, or (B) the date on which written notice thereof is given to Borrower by Agent; provided, that this clause (iv) shall not apply to: (x) the covenants, terms, or conditions referred to in subsections (a) and (c) of this Section 7.1, or (y) the covenants, terms, or conditions referred to in clauses (i), (ii), or (iii) above of this subsection (b); or

(c) Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of Borrower to Agent or any Lender pursuant to or in connection with this Agreement or as an inducement to the Lender Group to enter into this Agreement shall have been false, incorrect, or incomplete in any material respect when made, effective, or reaffirmed, as the case may be; or

(d) Involuntary Bankruptcy.

(i) If an involuntary case seeking the liquidation or reorganization of Borrower or Adviser under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any Debtor Relief Laws shall be commenced against Borrower or Adviser and any of the following events occur: (A) Borrower or Adviser consents to the institution of the involuntary case or similar proceeding, (B) the petition commencing the involuntary case or similar proceeding is not timely controverted, (C) the petition commencing the involuntary case or similar proceeding is not dismissed within 60 days of the date of the filing thereof; provided, that during the pendency of such period, the Lender Group shall be relieved of its obligation to make additional Loans, (D) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of Borrower or Adviser, or (E) an order for relief shall have been issued or entered therein; or

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Borrower or Adviser to take possession of all or a substantial portion of the Assets of Borrower or Adviser, shall have been entered and, within 60 days from the date of entry, is not vacated, discharged, or bonded against; provided, that during the pendency of such period, the Lender Group shall be relieved of its obligation to make additional Loans; or

(e) Voluntary Bankruptcy. (i) Borrower or Adviser shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code, or (ii) Borrower or Adviser shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto, or (iii) Borrower or Adviser shall consent to the conversion of an involuntary case to a voluntary case, or (iv) Borrower or Adviser shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets, or (v) Borrower or Adviser shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally, or (vi) Borrower shall make a general assignment for the benefit of creditors, or (vii) Adviser, or any principal of Adviser (or any group of principals of Adviser) authorizes, in writing, action to approve any of the foregoing; or

(f) Dissolution. Any order, judgment, or decree shall be entered decreeing the dissolution of Borrower or Adviser, and such order shall remain undischarged or unstayed for a period in excess of 60 days, or Adviser makes a determination that Borrower should dissolve; or

(g) Change of Control. A Change of Control Event shall occur; or

(h) Judgments and Attachments. Borrower shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount in excess of $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and shall not discharge, vacate, bond, or stay the same within a period of 30 days; or

(i) Defaulting Investors. At any time, one or more Investors holding more than 15% of the Capital Commitments in the aggregate have failed in any material respect to comply with any of their respective obligations under the Subscription Agreements; provided, however, that (x) no Event of Default pursuant to this Section 7.1(i) shall result from the payment of a Capital Contribution by an Investor pursuant to a Capital Call Notice no later than ten (10) days after the due date therefor under the provisions of the Subscription Agreement so long as the aggregate amount of Capital Contributions that are not paid when due pursuant to the Subscription Agreement in connection with such Capital Call Notice does not exceed 15% of the aggregate amount of Capital Contributions called by Borrower pursuant to such Capital Call Notice, and (y) no Event of Default pursuant to this Section 7.1(i) shall result from such Investor funding a Capital Contribution with a Specified Capital Contribution within the time period set forth in the definition thereof; provided further, that for the avoidance of doubt, (1) an Investor’s failure to fund their Capital Commitment when due shall be deemed to be material (subject to the terms of the foregoing clause (x)) and (2) an Investor’s failure in any respect to comply with any of their respective obligations under the applicable Subscription Agreement in a manner that is material and adverse to the interests of Agent and the Lenders shall be deemed to be material; or

(j) Agent’s Liens. The Security Agreement or any other Loan Document that purports to create a Lien in favor of Agent, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority (subject to Permitted Liens) Lien on or security interest in the Collateral covered thereby; or

(k) Loan Documents. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested in writing by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny in writing that Borrower has any liability or obligation purported to be created under any Loan Document to which Borrower is a party; or

(l) Adviser.

(i) The Adviser at any time (A) is not duly organized and validly existing and in good standing under the laws of the State of Delaware, or (B) is not qualified to conduct business in any jurisdiction or jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect;

(ii) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents at any time violate the certificate of formation or other Governing Documents of Adviser;

(iii) Adviser or any Investor that is an Affiliate of Borrower creates or suffers to exist (at any time) any Lien upon its Subscribed Interest in Borrower, or Adviser engages in an activity not permitted by the Governing Documents of Borrower as in effect on the date hereof or as may be amended pursuant to the terms thereof and not in contravention of Section 6.9, and the foregoing shall not have been remedied or waived within 30 days after the occurrence thereof; or

(m) ERISA. At any time the underlying assets of Borrower shall constitute Plan Assets subject to Title I of ERISA, or Borrower shall fail or cease to meet an exception under Plan Asset Regulation that would prevent the assets of Borrower from being subject to Title I of ERISA such that the transactions contemplated hereby constitute a non-exempted prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code; or

(n) Default Under Other Agreements. If there is a default by Borrower in one or more agreements to which Borrower is a party (other than the Loan Documents) relative to Borrower’s Debt involving an aggregate amount of $5,000,000 or more, and such default (i) is a default in a payment obligation of Borrower, (ii) occurs at the final maturity of the obligations thereunder, or (iii) results in a right by any holder of such Debt, irrespective of whether exercised, to accelerate the maturity of Borrower’s obligations thereunder.

7.2 Remedies. Upon the occurrence of an Event of Default:

(a) If such Event of Default arises under subsections (d) or (e) of Section 7.1 hereof, then the Revolver Commitments hereunder immediately shall terminate and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the other Loan Documents automatically shall become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) In the case of any other Event of Default, Agent may, and at the request of the Required Lenders shall, by written notice to Borrower, declare the Revolver Commitments hereunder terminated and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the Loan Documents to be, and the same immediately shall become, due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

Subject to Section 7.3 hereof, upon acceleration, Agent, without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law, shall be entitled to, and upon request of the Required Lenders shall, proceed to protect, exercise, and enforce the Lender Group’s rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity. Agent may determine, in its sole discretion, the order and manner in which the Lender Group’s rights and remedies are to be exercised. All payments received by Agent shall be applied in accordance with Section 2.3(a)(ii).

7.3 Investor Capital Commitments. Following the occurrence and continuance of an Event of Default, in connection with the exercise by Agent of any of its rights and remedies provided in this Agreement or in any other Loan Document permitting Agent to directly or indirectly to request that the Investors of Borrower (or any of them) fund or otherwise make available any Capital Commitments or Remaining Commitments, as applicable, in connection with the repayment or satisfaction of any Loan when due pursuant to this Agreement, Agent agrees to provide prior written notice to Borrower of Agent’s intent to make such request, and upon receipt of such notice, to the extent that Borrower has not previously delivered a Capital Call Notice to its Investors in relation to such Event of Default, Borrower shall have five Business Days to deliver or cause to be delivered to each such Investor a Capital Call Notice in accordance with the Subscription Agreements, with a Drawdown Date (as defined in the Subscription Agreements) of no more than ten (10) days from the date of such Capital Call Notice and specifying the aggregate amount necessary to repay or satisfy such Loan; provided, that (a) if Borrower fails to deliver or cause to be delivered such Capital Call Notice within such time period, then Agent may exercise and enforce its rights and remedies hereunder or under the other Loan Documents that permit Agent to submit such a request to such Investors for the repayment or satisfaction of any such Obligations, and (b) upon the occurrence and during the continuation of an Event of Default under Section 7.1(d) or (e), then Agent shall have no obligation to provide prior notice thereof, and may exercise and enforce its rights and remedies hereunder or under the other Loan Documents that permit Agent to submit such a request to such Investors for the repayment or satisfaction of any such Obligations, so long as Agent provides Borrower with concurrent notice thereof.

7.4 Reliance on Capital Commitments. Borrower acknowledges and agrees that Agent and the Lenders have entered into this Agreement and extended the Revolver Commitments hereunder and, at the time of each Loan, will be making the Loan in reasonable reliance upon the obligations of the Investors to fund their respective Capital Commitments and, accordingly, such Capital Commitments may be enforced by Agent, subject to Section 7.3 hereof, notwithstanding any compromise thereof occurring after the date hereof.

Article VIII.

EXPENSES AND INDEMNITIES

8.1 Expenses. Irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to pay promptly on demand by Agent all of the Lender Group Expenses.

8.2 Indemnity. In addition to the payment of any expenses pursuant to Section 8.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, and without duplication of any additional amounts paid pursuant to Section 10.11(a), Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless the Agent-Related Persons, the Lender-Related Persons, and each Participant (collectively, the “Indemnitees” and individually as “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, the reasonable and documented fees and disbursements of counsel for such Indemnitees (including the allocated cost of internal counsel) in connection with any investigation, administrative, or judicial proceeding, whether such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the Revolver Commitments, the use or intended use of the proceeds of the Loans, or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower to Agent and its counsel (the “Indemnified Liabilities”); provided, that if determined in a final, non-appealable judgement of a court of competent jurisdiction that any obligation with respect to Indemnified Liabilities arises from the gross negligence or willful misconduct of any such Indemnitee, then Borrower shall not have any obligation with respect to such Indemnified Liabilities. Each Indemnitee will promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 8.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this Section 8.2, Borrower will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee will use its reasonable efforts to cooperate in the defense of any such action, writ, or proceeding. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.

Article IX.

ASSIGNMENT AND PARTICIPATIONS

9.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”; provided, that none of Borrower or any of its Affiliates shall be permitted to become an Assignee) approved by Agent and Borrower ((x) such approvals not to be unreasonably withheld, delayed, or conditioned and not to be required in connection with assignments to other Lenders or their Affiliates, and (y) such approval of Borrower not to be required after the occurrence and during the continuance of an Event of Default) all, or any ratable part of all, of the Obligations, its applicable Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (or the remaining amount of any Lender’s Revolver Commitment, if less); provided, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, fully executed and delivered by each party thereto, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance satisfying clause (a) above and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 8.2 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 10 and Section 11.1 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender. In the Assignment and Acceptance, the Assignee shall represent and warrant to the assigning Lender and the other parties to the applicable Assignment and Acceptance that such Assignment and Acceptance is enforceable against such Assignee.

(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance satisfying clause (a) above, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the applicable Revolver Commitments arising therefrom. The applicable Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in its Obligations, the applicable Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the applicable Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of or forgive any portion of the Obligations hereunder in which such Participant is participating, (B) postpone the payment of, or reduce the interest rate or fees applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a substantial portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender, as a non-fiduciary agent for and on behalf of Borrower, shall maintain at its address a register (a “Participant Register”) showing the names and addresses of each Participant to which such Lender has sold participating interests and the amount of each Participant’s interest in such Lender’s rights and/or obligations under this Agreement, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. For the avoidance of doubt, the provisions of this Section 9.1(e) are intended to comply with the registration requirements in U.S. Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that any payments made under any Loan Document are considered to be paid on a debt instrument issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Loan Documents will be considered to have been so issued. Solely for the purposes of establishing that each Loan, Revolver Commitment or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations, each Lender shall make the Participant Register available to the Agent (acting for this purpose as a non-fiduciary agent on behalf of Borrower) during normal business hours at the place of business of such Lender where such Participant Register is normally maintained for inspection and duplication at Borrower’s expense. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 11.12, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 C.F.R. §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

9.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 9.1 hereof and, except as expressly required pursuant to Section 9.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

Article X.

AGENT; THE LENDER GROUP

10.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints CNB as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent (in its capacity as Agent) to execute and deliver each of the other Loan Documents for the benefit of the Lender Group, and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Article X. The provisions of this Article X (other than the proviso to Section 10.11(a)) are solely for the benefit of Agent, and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that CNB, in its capacity as Agent, is merely the agent of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

10.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

10.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books or records or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

10.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

10.5 Notice of Unmatured Event of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Unmatured Event of Default or Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Unmatured Event of Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Unmatured Event of Default or Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Unmatured Event of Default or Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Unmatured Event of Default or

Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 10.4, Agent shall take such action with respect to such Event of Default as may be requested by the Required Lenders in accordance with Section 7.2; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default or Event of Default as it shall deem advisable.

10.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

10.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the collections of Borrower and its Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified

Liabilities resulting solely from such Agent-Related Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

10.8 Agent in Individual Capacity. CNB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though CNB were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, CNB or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include CNB in its capacity as a Lender hereunder.

10.9 Successor Agent. Agent may resign as Agent upon 45 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

10.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and any of its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

10.11 Withholding Taxes.

(a) All payments made by Borrower hereunder or under any other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes (unless required by applicable law), and in the event any deduction or withholding of Taxes is required, Borrower (or its agents) shall be entitled to make such deduction or withholding and shall comply with the penultimate sentence of this Section 10.11(a). If any Taxes (other than Excluded Taxes) are so deducted or withheld by Borrower, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 10.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b) Any Lender or Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, as applicable, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender or Agent, if reasonably requested by Borrower or Agent, as applicable, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements (including with respect to FATCA). Without limitation of the foregoing, if a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Agent and Borrower, to deliver to Agent:

(i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code and (B) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower; or

(iv) such other form or forms, including IRS Form W-9, as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower. Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If any Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower. Each Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower. To the extent of such percentage amount, Agent and Borrower will treat such Lender’s documentation provided pursuant to Section 10.11(b) as no longer valid. With respect to such percentage amount, the transferee must provide new documentation.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) of this Section 10.11 are not timely delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not timely delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 10.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

10.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or requested in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Borrower nor any of its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Agent will not contractually subordinate any of Agent’s Liens, without the prior written authorization of (A) if, with respect to the Collateral, the release or contractual subordination is with respect to all or substantially all of the Collateral, all of the Lenders, or (B) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 10.12; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

10.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, until an Event of Default has occurred and is continuing, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent (which request shall not be made by Agent unless an Event of Default has occurred and is continuing), take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

10.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the New York Uniform Commercial Code, as in effect from time to time, can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

10.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

10.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

10.17 Field Examinations and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any examination will inspect only specific information regarding Borrower and will rely significantly upon the books or records or Borrower, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 11.12, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans or other credit accommodations made to Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent has the right, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request

Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

10.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 10.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolver Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

10.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, KMR only has represented and only shall represent CNB in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that KMR does not represent it in connection with any such matters.

10.20 Prohibited Event. In the event a Lender notifies Agent that, subsequent to the Closing Date, such Lender or any of its Affiliates: (i) has become a fiduciary with respect to any ERISA Investor in connection with its investment in Borrower or this transaction, or (ii) has acquired any discretionary authority or control with respect to any ERISA Investor’s investment in Borrower, or renders any investment advice (within the meaning of 29 C.F.R. §2510.3-21(c) or any successor regulation of the United States Department of Labor under ERISA) with respect to such investment, the parties hereby agree that the event described in clause (i) or (ii) above (the “Prohibited Event”) shall be deemed to have caused a prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code, with respect to the transactions described in this Agreement, and the parties to this Agreement shall cooperate with each other to correct such deemed prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code or otherwise; provided, that such Prohibited Event shall not be an Event of Default or otherwise a breach of this Agreement by the Borrower or its Affiliates. Notwithstanding anything in this Agreement to the contrary, any such correction shall prevent such Lender from receiving any direct or indirect fees, loan repayments, or any other benefits from such ERISA Investor. If Agent determines at any time in its reasonable discretion that any of the corrections described herein are insufficient to correct any deemed prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code or otherwise, then the parties shall also cooperate to replace such affected Lender.

Article XI.

MISCELLANEOUS

11.1 No Waivers, Remedies. No failure or delay on the part of Agent or any Lender, or the holder of any interest in this Agreement, in exercising any right, power, privilege or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Agent or any Lender, or the holder of any interest hereunder at law, in equity, or otherwise.

11.2 Waivers and Amendments.

(a) Except as otherwise expressly provided in Section 2.13(b), no amendment, modification, restatement, supplement, termination, or waiver of or to this Agreement or any other Loan Document (other than the Fee Letter), or consent to any departure from, any provision of this Agreement or the other Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

(i) increase or extend any Revolver Commitment of any Lender; provided, that no amendment, modification or waiver of any condition precedent, covenant, Event of Default or Unmatured Event of Default shall constitute an increase in any Revolver Commitment of any Lender;

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv) change the Pro Rata Share that is required to take any action hereunder,

(v) amend or modify this Section or any provision of this Agreement providing for consent or other action,

(vi) other than as permitted by Section 10.12, release the Agent’s Lien in and to any of the Collateral,

(vii) amend Section 9.1(a) to permit Borrower or any of its Affiliates to be permitted to become an Assignee,

(viii) change the definition of “Required Lenders” or “Pro Rata Share”,

(ix) amend or modify the definition of “Borrowing Base” or any of the defined terms that are used in such definition,

(x) other than as permitted by Section 10.12, contractually subordinate any of the Agent’s Liens,

(xi) other than as permitted by Section 10.12, release Borrower from any obligation for the payment of money, or

(xii) amend any of the provisions of Section 2.3(a)(ii).

(b) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Article X pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders.

(c) [Intentionally Omitted].

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

(d) [Intentionally Omitted].

(e) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of one or more other Lenders affected thereby, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender is unable to make, maintain or fund LIBOR Rate Loans, (iv) [reserved], or (v) Borrower is required to make additional payments to a Lender or Governmental Authority under Section 10.11 (any such Lender replaced pursuant to this subsection (e) shall be referred to as a “Replaced Lender”); then Agent, upon at least five Business Days prior irrevocable notice to the Replaced Lender, may permanently replace the Replaced Lender with one or more substitute

Lenders reasonably acceptable to Borrower (each, a “Replacement Lender”), and the Replaced Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Replaced Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Replaced Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Replaced Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Replaced Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Subject to the foregoing sentence, the replacement of any Replaced Lender shall be made in accordance with the terms of Section 9.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Replaced Lender hereunder and under the other Loan Documents, the Replaced Lender shall remain obligated to make the Replaced Lender’s Pro Rata Share of Loans.

(f) [Intentionally Omitted].

11.3 Notices.

(a) Except as otherwise provided in Section 2.6 hereof, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier, telefacsimile or electronic mail and shall be deemed to be given for purposes of this Agreement on the day that such writing is deemed received by the Person to whom it is to be sent pursuant to the provisions of clause (b) below. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.3(a), notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telefacsimile numbers or electronic mail addresses) indicated on Exhibit 9.3 attached hereto.

(b) All notices or demands sent in accordance with Section 11.3(a), shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

11.4 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, that Borrower may not assign or transfer any interest or rights hereunder without the prior written consent of Agent and the Lenders and any such prohibited assignment or transfer shall be absolutely void. Agent may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder, provided no Event of Default shall have occurred and be continuing, with the prior written consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.

11.5 Headings. Article and section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

11.6 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original. All of such counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

11.7 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT: (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.8 JURISDICTION AND VENUE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING AMONG ANY MEMBER OF THE LENDER GROUP OR BORROWER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. BORROWER AND EACH MEMBER OF THE LENDER GROUP, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.8 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 9.3 ATTACHED HERETO.

11.9 WAIVER OF TRIAL BY JURY. BORROWER AND EACH MEMBER OF THE LENDER GROUP, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

11.10 JUDICIAL REFERENCE.

(a) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 11.9 ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE

RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE

FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(b) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.11 Independence of Covenants. All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists and otherwise constitutes or would constitute an Event of Default or Unmatured Event of Default under this Agreement.

11.12 Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group; provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 11.12, (c) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (d) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, or any Governmental Authority (other than any state, federal or foreign authority or examiner regulating banks or banking); provided, that, except as prohibited by applicable law, Agent or any such Lender shall promptly notify Borrower of such requirement prior to any disclosure of such information and shall reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information, (e) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that in the case disclosure is required by such Governmental Authority, Agent or any such Lender shall promptly notify Borrower of such requirement prior to any disclosure of such information and shall reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information, (f) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, (g) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or any of their respective Subsidiaries or Affiliates), (h) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement; provided, that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (i) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 11.12 shall survive for two years after the payment in full of the obligations of Borrower under this Agreement.

11.13 Revival and Reinstatement of Obligations; Certain Waivers.

(a) If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditor’s rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preference, or other voidable or recoverable payments of money or transfers of property (each a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

(b) Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

11.14 USA PATRIOT Act. Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lenders to identify Borrower in accordance with the Patriot Act. In addition, if any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower, and (b) OFAC/PEP searches, and customary individual background checks for Borrower’s senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable and out-of-pocket costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

11.15 Complete Agreement. This Agreement, together with the exhibits hereto and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

11.16 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

11.17 Limited Liability of Investors. None of the Investors, including the members of the Investors, nor the employees of the Investors, or any officer, director or shareholder of a constituent member of the Investors, shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section or in any of the other provisions of the Loan Documents shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of Borrower, or of any Investor to make its Capital Contributions to Borrower in accordance with the terms of its Subscription Agreement. Notwithstanding anything contained in this Section 11.7, the payment and performance of the Obligations shall be fully recourse to Borrower and its Assets.

[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

KAYNE ANDERSON BDC, INC., as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

CITY NATIONAL BANK, as Agent and as a Lender

By:
Name: Brandon L. Feitelson
Title: Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Dated as of ______________, 20___

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) is made as of the date hereof between the assignor designated on Schedule I hereto (the “Assignor”) and the assignee designated on Schedule I hereto (the “Assignee”).

Reference is made to that certain Credit Agreement dated as of February 5, 2021 entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders from time to time a party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1. The Assignor hereby irrevocably sells and assigns to Assignee, without recourse and without representation or warranty except as expressly set forth herein, and Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, an undivided interest in and to the Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement and the other Loan Documents as of the Assignment Effective Date (as defined below) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Revolver Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule I hereto.

2. The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, encumbrance or adverse claim and that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents (except this Assignment and Acceptance) or the execution (other than by the Assignor), legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, or the accuracy and completeness of any document furnished hereunder; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Investor or the performance or observance by Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

A-1-1

3. The Assignee: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for (i) copies of other Lenders’ Assignment and Acceptances which are available to the Assignee upon request and (ii) the Fee Letter), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender; (e) represent and warrant to the assigning Lender and the other parties to the applicable Assignment and Acceptance that such Assignment and Acceptance is enforceable against such Assignee; and (f) attaches (or has delivered to Agent, Borrower and the Assignor) completed and signed copies of any forms that may be required pursuant to the Credit Agreement or by the United States Internal Revenue Service (together with any additional supporting documentation required pursuant to applicable laws, applicable Treasury Department regulations or such other evidence satisfactory to Borrower and Agent) in order to certify the Assignee’s complete exemption from United States withholding taxes with respect to any payments or distributions made or to be made to the Assignee in respect of the Loans or under the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to Agent for acceptance and recording by Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date specified by Agent on its signature page hereto or, if Agent approval is not required pursuant to Section 9.1(a) of the Credit Agreement, the Assignment Effective Date shall be the date first set forth in this Assignment and Acceptance.

5. As of the Assignment Effective Date: (a) the Assignee shall be a party (as a Lender) to the Credit Agreement and the other Loan Documents and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations (as a Lender) under the Credit Agreement and the other Loan Documents (other than rights under the provisions of the Loan Documents relating to indemnification or the payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Assignment Effective Date). No Assignee shall be entitled to receive any greater payment under Section 2.12 of the Credit Agreement than the Assignor would have been entitled to receive with respect to the rights assigned unless such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Assignment Effective Date.

6. From and after the Assignment Effective Date, Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and indemnities with respect thereto) to the Assignor for amounts which have accrued up to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

7. The Assignor and the Assignee shall exchange such consideration for the assignments contemplated hereunder and shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date as they shall deem appropriate, directly between themselves, if applicable.

A-1-2

8. This Assignment and Acceptance embodies the entire agreement between the parties and supersedes all prior agreements and understanding, if any, relating to the subject matter of this Assignment and Acceptance.

9. The provisions of this Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. This Assignment and Acceptance and any claim, controversy, cause of action or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

11. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by facsimile or email (with a PDF copy attached) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1-3

IN WITNESS WHEREOF, the Assignor and Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

ASSIGNOR:

[ASSIGNOR SIGNATURE BLOCK]

By:
Name:
Title:

Lender Assignment and Acceptance Agreement

ASSIGNEE:

[ASSIGNEE SIGNATURE BLOCK]

By:
Name:
Title:

Lender Assignment and Acceptance Agreement

[ACCEPTED AND APPROVED BY:

CITY NATIONAL BANK, as Agent

By:
Name:
Title:

ASSIGNMENT EFFECTIVE DATE: (To be completed by Agent)

____________________, 20___][1]

[1]	To the extent required pursuant to Section 9.1(a) of the Credit Agreement.

Lender Assignment and Acceptance Agreement

[CONSENTED TO BY:

BORROWER:

KAYNE ANDERSON BDC, INC.

By:
Name:

Title: ][2]

[2]	To the extent required pursuant to Section 9.1(a) of the Credit Agreement.

Lender Assignment and Acceptance Agreement

SCHEDULE I TO LENDER ASSIGNMENT AND ASSUMPTION AGREEMENT

Name of Assignor:

Notice Information of Assignor:

Applicable Revolving Credit Facility	[Treasury Facility] / [Subscription Facility]

Assignor’s Revolver Commitment for the applicable Revolving Credit Facility Prior to Assignment:	$

Percentage of Assignor’s Revolver Commitment for the applicable Revolving Credit Facility Assigned:	%

Assignor’s Amount of Revolving Loans for the applicable Revolving Credit Facility After Assignment:	$

Assignor’s Revolver Commitment for the applicable Revolving Credit Facility After Assignment:	$

Assignor’s Percentage Interest of Revolver Commitment for the applicable Revolving Credit Facility After Assignment:	%

Name of Assignee:

Notice Information of Assignee:

Assignee’s Revolver Commitment for the applicable Revolving Credit Facility Prior to Assignment:	$

Assignee’s Amount of Revolving Loans for the applicable Revolving Credit Facility After Assignment:	$

Assignee’s Revolver Commitment for the applicable Revolving Credit Facility After Assignment:	$

Assignee’s Percentage Interest of Revolver Commitment for the applicable Revolving Credit Facility After Assignment:	%

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

[DATE]

City National Bank, as Agent

555 South Flower Street, 21st Floor

Los Angeles, California 90071

Attention: Brandon Feitelson

Telephone: 213-673-9016

Fax: 213-673-9801

Email: brandon.feitelson@cnb.com

RE:

That certain Credit Agreement dated as of February 5, 2021 entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders from time to time a party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

The undersigned hereby certifies that attached hereto is the Borrowing Base Certificate, which contains a calculation of the Borrowing Base that is true and correct in all material respects as of the date hereof.

Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-1

The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

KAYNE ANDERSON BDC, INC.

By:
Name:
Title:

Borrowing Base Certificate

EXHIBIT A TO BORROWING BASE CERTIFICATE

[see attached]

Exhibit A to Exhibit B-1

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

To:	City National Bank, as Agent

555 South Flower Street, 21st Floor

Los Angeles, California 90071

Attention: Brandon Feitelson

Telephone: 213-673-9016

Fax: 213-673-9801

Email: brandon.feitelson@cnb.com

Re:	Compliance Certificate Dated ______________, 20___

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of February 5, 2021 entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders from time to time a party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Sections [5.2(a)][5.2(b)], 5.2(d), 5.2(e), and 5.2(f) of the Credit Agreement, Responsible Officer of Borrower hereby certifies in such capacity and not in his/her individual capacity that:

1. The financial report of Borrower furnished in Schedule 1 attached hereto (the “Financial Statements”) has been prepared in accordance with the GAAP methods of accounting (except for the lack of footnotes and being subject to year-end audit adjustments), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the quarter-end or year-end date to which such financial report applies.

2. Such Responsible Officer has reviewed the terms of the Credit Agreement and the other Loan Documents and has made, or caused to be made under his/her supervision, a review of the activities of Borrower during the accounting period covered by the Financial Statements, with a view to determining whether Borrower has fulfilled all of its obligations under the Credit Agreement and the other Loan Documents.

3. Such review has not disclosed the existence on and as of the date of the Financial Statements, and the undersigned does not have knowledge of the existence as of the date of the Financial Statements, of any event or condition that constitutes an Event of Default or an Unmatured Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

4. On and as of the date hereof, the Schedule of Investors in Schedule 3 attached hereto reflects the current list of Investors, the Capital Commitment of each Investor, the Remaining Commitment of each Investor, and the contributed portion of the Capital Commitment of each Investor.

5. Attached hereto on Schedule 4 hereto is a description of all material Contingent Obligations of Borrower.

6. Attached hereto on Schedule 5 are calculations of each of (a) the Cash Collateral Coverage Ratio and (b) Uncalled Capital Coverage.

[signature page to follow]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date first written above.

KAYNE ANDERSON BDC, INC., as Borrower
By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Event of Default or Unmatured Event of Default

SCHEDULE 3

Schedule of Investors

SCHEDULE 4

Material Contingent Obligations

SCHEDULE 5

Calculations of Cash Collateral Coverage Ratio and Uncalled Capital Coverage

[see attached]

EXHIBIT R-1

FORM OF REQUEST FOR BORROWING

[DATE]

City National Bank, as Agent

555 South Flower Street, 21st Floor

Los Angeles, California 90071

Attention: Brandon Feitelson

Telephone: 213-673-9016

Fax: 213-673-9801

Email: brandon.feitelson@cnb.com

RE:

That certain Credit Agreement dated as of February 5, 2021, entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders from time to time a party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

This request for a Loan (the “Proposed Loan”) is executed and delivered by the undersigned Authorized Person to the Agent pursuant to Section 2.6 of the Credit Agreement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower hereby requests a Loan pursuant to the Credit Agreement as follows:

1. Revolving Credit Facility (check one box only):

☐ Treasury Facility    ☐ Subscription Facility

2. Principal Amount of Proposed Loan: _________________

3. Date of Proposed Loan: _________________

4. Type of Loan (check one box only):

☐ Base Rate Loan    ☐ LIBOR Rate Loan

5.	For LIBOR Rate Loans, an Interest Period of:

☐ One Month    ☐ Two Months    ☐ Three Months    ☐ Six Months

R-1-1

6. The aggregate amount of the Revolving Credit Facility Usage with respect to the applicable Revolving Credit Facility, immediately after giving effect to the Proposed Loan, will be $_______________.

7. The Proposed Loan will be used for purposes permitted under the Credit Agreement.

8. [As of the date hereof, the aggregate amount of the Remaining Commitments of (a) the Closing Date Investors is $___________________, (b) the Approved New Investors is $___________________, and (c) all Defaulting Investors, if any, is $___________________.

9. As of the date hereof, the aggregate amount of the Capital Commitments that may not be effectively collaterally assigned to Agent under the applicable Subscription Agreement and any other agreement applicable thereto without the consent of the applicable Investor (to the extent that such consent is necessary and has not been obtained by Borrower) is $_________________.

10. The aggregate amount of any Outstanding Contingent Obligations is $________________ as of ___________.

11. As of the date hereof, the result of (a) the sum of (i) 75% of the Aggregate Unfunded Commitments of the Closing Date Investors that are Investment Grade Investors that are then extant plus (ii) 50% of the Aggregate Unfunded Commitments of any other Closing Date Investor then extant plus (iii) 75% of the Aggregate Unfunded Commitments of the Approved New Investors that are Investment Grade Investors that are then extant plus (iv) 50% of the Aggregate Unfunded Commitments of any other Approved New Investor then extant, minus (b) the Outstanding Contingent Obligations then extant is $____________]3

12. [As of the date hereof, the (a) Cash Collateral Coverage Ratio is ___:1.00 and (b) Uncalled Capital Coverage is ____%.]4

13. Borrower’s wire instructions for receipt of the Borrowing requested hereby:

Bank:
ABA Number:
Account Name:
Account Number:
Reference:
Contact:

In connection with the Borrowing requested herein, Borrower hereby represents, warrants, and certifies to the Agent for the benefit of the Lenders as to itself only that:

[3]	NTD: Only include lines 8 through 11 for a Borrowing under the Subscription Facility.
[4]	NTD: Only include for a Borrowing under the Treasury Facility.

R-1-2

(a) On and as of the date hereof the representations and warranties made by it set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except for such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as though made on an and as of the date hereof (except to the extent that such representations and warranties solely relate to an earlier date), and will be true and correct in all material respects (except for such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) immediately after the Borrowing requested herein, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties solely relate to an earlier date);

(b) No Event of Default or Unmatured Event of Default exists and is continuing on and as of the date hereof, will exist and be continuing on the date of the Borrowing requested herein or will immediately result from such Borrowing; [and]

(c) Immediately before and after giving effect to the Borrowing requested herein, [the sum of the Revolving Credit Facility Usage under the Subscription Facility will not exceed the lesser of (i) the Maximum Revolver Amount applicable to the Subscription Facility and (ii) the Borrowing Base]5[no mandatory prepayment will be required under Section 2.8(d) of the Credit Agreement]6[; and]

(d) [Attached hereto is a revised Schedule S-1 to the Credit Agreement reflecting the current list of Investors, the Capital Commitment of each Investor, the Remaining Commitment of each Investor and the contributed portion of each Capital Commitment of each Investor.]7

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[5]	NTD: Only include for a Subscription Facility borrowing.
[6]	NTD: Only include for a Treasury Facility borrowing.
[7]	NTD: Only include for a Subscription Facility borrowing.

R-1-3

The undersigned hereby certifies each and every matter contained herein to be true and correct.

KAYNE ANDERSON BDC, INC.

By:
Name:
Title:

R-1-4

EXHIBIT R-2

FORM OF REQUEST FOR LIBOR CONVERSION/CONTINUATION

[DATE]

City National Bank, as Agent

555 South Flower Street, 21st Floor

Los Angeles, California 90071

Attention: Brandon Feitelson Email:

Telephone: 213-673-9016

Fax: 213-673-9801

Email: brandon.feitelson@cnb.com

RE: That certain Credit Agreement dated as of February 5, 2021, entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders from time to time a party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

This notice is executed and delivered by Borrower pursuant to Section 2.7(a) of the Credit Agreement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower hereby gives notice that it requests a [conversion] [continuation] of a Loan outstanding under the Credit Agreement (the “Credit Event”), and in connection therewith, sets forth below the terms on which such Credit Event is requested to be made:

1. Revolving Credit Facility (check one box only):

☐ Treasury Facility    ☐ Subscription Facility

2. Date of Credit Event:

3. Amount of Credit Event:

4. If the Credit Event is with respect to a LIBOR Rate Loan, then the Interest Period shall be:

☐ One Month         ☐ Two Months        ☐ Three Months        ☐ Six Months

5. Type of Loan converted from (if applicable):

6. Type of Loan converted to (if applicable):

R-2-1

7. Interest Option:        ☐ LIBOR Rate Loan

☐ Base Rate Loan

In connection with the Credit Event requested herein, Borrower hereby represents and warrants to the Agent for the benefit of the Lenders that:

(a) No Event of Default or Unmatured Event of Default exists and is continuing on and as of the date hereof or will exist on the date of such requested Credit Event; and

(b) Immediately before and after giving effect to such requested Credit Event, [the Revolving Credit Facility Usage under the Subscription Facility will not exceed the lesser of (x) the Maximum Revolver Amount applicable to the Subscription Facility and (y) the Borrowing Base on and as of the date of such Credit Event]8 [no mandatory prepayment will be required under Section 2.8(d) of the Credit Agreement]9.

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[8]	NTD: Only include for a conversion or continuation of a Subscription Facility borrowing.
[9]	NTD: Only include for a conversion or continuation of a Treasury Facility borrowing.

R-2-2

The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

KAYNE ANDERSON BDC, INC.

By:
Name:
Title:

R-2-3

EXHIBIT S-1

SCHEDULE OF INVESTORS

[Date]

Investor	Closing Date Investor (“CDI”) or Approved New Investor (“ANI”)	Investment Grade Investor? (Y/N)	Capital Commitment (as of the date hereof)	Remaining Commitment (as of the date hereof)	Contributed Portion (as of the date hereof)

EXHIBIT S-3

APPROVAL OF NEW INVESTORS

[DATE]

City National Bank, as Agent

555 South Flower Street, 21st Floor

Los Angeles, California 90071

Attention: Brandon Feitelson

Telephone: 213-673-9016

Fax: 213-673-9801

Email: brandon.feitelson@cnb.com

RE:

That certain Credit Agreement dated as of February 5, 2021, entered into by and among KAYNE ANDERSON BDC, INC., a Delaware corporation (“Borrower”), the lenders from time to time a party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and CITY NATIONAL BANK, a national banking association (“CNB”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as the lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

Borrower hereby requests that you approve the Investors listed on Exhibit A hereto as Approved New Investors under the Credit Agreement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Very truly yours, KAYNE ANDERSON BDC, INC.

By:
Name:
Title:

Approved by Lenders

All Lenders hereby approve the Investors listed on Exhibit A hereto as Approved New Investors under the Credit Agreement effective _______________, 20___.

CITY NATIONAL BANK

By:
Name:
Title:

[Add additional Lenders if needed to constitute all Lenders]

Exhibit A

Approved New Investors

EXHIBIT S-4

FORM OF SUBSCRIPTION AGREEMENT

[see attached]

EXHIBIT 9.3

ADDRESSES AND INFORMATION FOR NOTICES

Notices to Borrower:	Kayne Anderson BDC, Inc.
811 Main Street, 14th Floor
Houston, TX 77002
Attention: Terry A. Hart
Email: thart@kaynecapital.com
Telephone: (713) 493-2038

With a copy to:	Kayne Anderson BDC, Inc.
150 N. Riverside Plaza, Suite 2010
Chicago, IL 60606
Attention: Lee Feingold
Email: lfeingold@kaynecapital.com
Telephone: (312) 994-8437

With a copy to:	Kayne Anderson BDC, Inc.
1800 Avenue of the Stars, 3rd Floor
Los Angeles, CA 90067
Attention: Jarvis V. Hollingsworth
Email: jhollingsworth@kaynecapital.com
Telephone: (713) 300-5310

Notices to Agent:	City National Bank
555 South Flower Street, 21st Floor
Los Angeles, California 90071
Attention: Brandon Feitelson
Email: brandon.feitelson@cnb.com
Telephone: (213) 673-9016
Facsimile: (213) 673-9801

With a copy to:	Katten Muchin Rosenman LLP
2029 Century Park East,
Suite 2600
Los Angeles, CA 90067
Attention: Shana Ramirez, Esq.
Telephone: (310) 788-4427
Facsimile: (310) 788-4471
Email: shana.ramirez@kattenlaw.com

SCHEDULE A-1

AGENT’S ACCOUNT

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower to the contrary, Agent’s Account shall be that certain deposit account bearing account number 127861951 and maintained by Agent with City National Bank, 555 S. Flower Street, 21st Floor, Los Angeles, CA 90071, ABA #1220-16066.

SCHEDULE A-2

AUTHORIZED PERSONS

James C. Baker

Terry A. Hart

Michael J. O’Neil

Jarvis V. Hollingsworth

John B. Riley

SCHEDULE C-1

LENDERS’ COMMITMENTS / MAXIMUM REVOLVER AMOUNT10

LENDER	SUBSCRIPTION FACILITY REVOLVER COMMITMENT	TREASURY FACILITY REVOLVER COMMITMENT
City National Bank	$25,000,000	$50,000,000

TOTAL	$25,000,000	$50,000,000

[10]	The sum of the Subscription Facility Revolver Commitments and Treasury Facility Revolver Commitments shall not at any time exceed $75,000,000.